Exhibit 10.15

OFFICE LEASE AGREEMENT

This Standard Office Lease Agreement (this “Lease”) is as of the 13th day of March, 2006 between AGBRI FANNIN, L.P., a Delaware limited partnership, as Landlord (“Landlord”), and MEDIDATA SOLUTIONS, INC., a Delaware corporation, as Tenant (“Tenant”). This Lease consists of this paragraph, the Basic Lease Provisions, the Supplemental Lease Provisions and each exhibit, rider, and schedule or other attachment to the Basic Lease Provisions and/or Supplemental Lease Provisions as listed at the end of the Basic Lease Provisions or in the Table of Exhibits and Riders attached to the Basic Lease Provisions and preceding the Supplemental Lease Provisions.

BASIC LEASE PROVISIONS

1.	Building and Property:

a.	The “Building” is the structure commonly known as the 1301 Fannin Street Building located on the land bounded by Fannin, San Jacinto, Polk and Clay Streets (Block 294), Houston, Texas and more particularly described in Exhibit B attached to the Supplemental Lease Provisions (the “Land”).

b.	Agreed Rentable Area of the Building: 784,143 square feet.

c.	The Building, the Land, the parking garage located on or adjacent to the Land and serving the Building (the “Garage”) and all improvements and appurtenances to the Building, the Garage and the Land, (including, but not limited to, any present or future associated underground or elevated pedestrian tunnels or walkways) are referred to collectively in this Lease as the “Property.”

2.	Premises; Agreed Rentable Area of the Premises:

a.	Suite #: 1275; Floors: A portion of the 12th floor.

b.	Agreed Rentable Area: 4,573 square feet.

3.	Basic Rent (See Article 2, Supplemental Lease Provisions):

Rental Period	Rate Per Square Foot of Agreed Rentable Area	Basic Annual Rent	Basic Monthly Rent
3/13/06 thru 3/31/09	$18.00	$82,314.00	$6,859.50
4/01/09 thru 3/31/10	$18.50	$84,600.50	$7,050.04
4/01/10 thru 3/31/13	$19.00	$86,887.00	$7,240.58

Rent for any partial month will be prorated.

4.	Tenant’s Pro Rata Share Percentage: 0.5832% (the Agreed Rentable Area of the Premises divided by the Agreed Rentable Area of the Building, expressed in a percentage).

5.	Term: The period commencing on the Commencement Date and expiring on the Expiration Date (see Article 1, Supplemental Lease Provisions).

6.	Commencement Date: The date that the Lease is executed and delivered by both parties.

7.	Rent Commencement Date: March 13, 2006.

8.	Expiration Date: March 31, 2013 (see Article 1, Supplemental Lease Provisions).

9.	Security Deposit: $41,225.60 (see Article 3, Supplemental Lease Provisions). Provided that Tenant is not then in default, Landlord shall use a portion of the Security Deposit to pay the Basic Monthly Rent for the first, thirteenth, and twenty-fifth full calendar months after the Rent Commencement Date.

10.	Tenant’s Broker: N/A.

11.	Permitted Use: Data Center (see Article 4, Supplemental Lease Provisions) and office use related thereto.

12.	All payments shall be sent to Landlord in care of AGBRI Fannin, L.P. at PO Box 51135, Los Angeles, California 90051-5435, or such other place as Landlord may designate from time to time. All payments shall be in the form of check until otherwise designated by Landlord or other delivery of good funds (such as electronic transfer), provided that payment by check shall not be considered made if the check is not duly honored with good funds upon proper and timely presentation.

13.	Parking: See Exhibit E, if any, attached to the Supplemental Lease Provisions.

14.	Addresses for notices due under this Lease (see Article 14, Supplemental Lease Provisions):

Landlord:	Tenant:
AGBRI FANNIN, L.P.	PRIOR TO RENT COMMENCEMENT DATE:
1301 Fannin	MEDIDATA SOLUTIONS, INC.,
Suite 2400	79 5th Avenue, 8th Floor
Houston, Texas 77002	New York, New York 10003
Attention: Building Manager
Fax: 713-752-2925
ON AND AFTER RENT COMMENCEMENT
With a copy to:	DATE:

THE SHIDLER GROUP	The Premises
4660 LaJolla Village Dr.
Suite 800	And in either event, with a copy to:
San Diego, California 92122
Attention: Matt Root	Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103-3198
Attention: Mara H. Rogers

Landlord and Tenant are initialing these Basic Lease Provisions in the appropriate space provided below as an acknowledgment that they are a part of this Lease.

TABLE OF EXHIBITS AND RIDERS TO

SUPPLEMENTAL LEASE PROVISIONS

Exhibit A	Floor Plan
Exhibit B	Land Legal Description
Exhibit C	Work Letter
Exhibit D	Acceptance of Premises Memorandum
Exhibit E	Parking Agreement
Exhibit F	Rules and Regulations

Rider 1	Renewal Option

	Landlord	Tenant

TABLE OF CONTENTS

FOR

SUPPLEMENTAL LEASE PROVISIONS

i

Section 6.3 IMPROVEMENTS AND ALTERATIONS	12
6.3.1 Landlord’s Construction Obligation	12
6.3.2 Alteration of Building	12
6.3.3 Alterations, Additions, Improvements and Installations by Tenant	13
6.3.4 Approvals	14
Article 7 INSURANCE, FIRE AND CASUALTY	14
Section 7.1 TOTAL OR PARTIAL DESTRUCTION OF THE BUILDING OR THE PREMISES	14
Section 7.2 TENANT’S INSURANCE	14
7.2.1 Types of Coverage	14
7.2.2 Other Requirements of Insurance	15
7.2.3 Proof of Insurance	15
Section 7.3 LANDLORD’S INSURANCE	15
7.3.1 Types of Coverage	15
7.3.2 Self Insurance	16
Section 7.4 WAIVER OF SUBROGATION	16
7.4.1 Tenant’s Waiver	16
7.4.2 Landlord’s Waiver	16
Section 7.5 TENANT INDEMNITY	16
Section 7.6 LANDLORD INDEMNITY	17
Article 8 CONDEMNATION	17
Section 8.1 CONDEMNATION RESULTING IN CONTINUED USE NOT FEASIBLE	17
Section 8.2 TOTAL CONDEMNATION OF PREMISES	17
Section 8.3 CONDEMNATION WITHOUT TERMINATION	17
Section 8.4 CONDEMNATION PROCEEDS	17
Article 9 LIENS	17
Article 10 TAXES ON TENANT’S PROPERTY	18
Article 11 SUBLETTING AND ASSIGNING	18
Section 11.1 SUBLEASE AND ASSIGNMENT	18
Section 11.2 TENANT’S CONTINUING OBLIGATIONS	18
Section 11.3 LANDLORD’S RIGHTS RELATING TO ASSIGNEE OR SUBTENANT	18
Section 11.4 ERISA AND UBTI RESTRICTIONS	19
Section 11.5 RECAPTURE	19
Article 12 TRANSFERS BY LANDLORD, SUBORDINATION AND TENANT’S ESTOPPEL CERTIFICATE	19
Section 12.1 SALE OF THE PROPERTY	19
Section 12.2 SUBORDINATION, ATTORNMENT AND NOTICE	20
Section 12.3 TENANT’S ESTOPPEL CERTIFICATE	20
Article 13 DEFAULT	20
Section 13.1 DEFAULTS BY TENANT	20
13.1.1 Failure to Pay Rent	20
13.1.2 Failure to Perform	20
13.1.3 Continual Failure to Perform	20
13.1.4 Bankruptcy, Insolvency, Etc	21
13.1.5 Loss of Right to do Business	21
13.1.6 Dissolution or Liquidation	21
Section 13.2 REMEDIES OF LANDLORD	21
13.2.1 Termination of the Lease	21
13.2.2 Repossession and Re-Entry	22
13.2.3 Cure of Default	22
13.2.4 Continuing Obligations	22
13.2.5 Mitigation of Damages	22
13.2.6 Cumulative Remedies	23
Section 13.3 DEFAULTS BY LANDLORD	23
Section 13.4 LANDLORD’S LIABILITY	23
13.4.1 Tenant’s Rights in Respect of Landlord Default	23
13.4.2 CERTAIN LIMITATIONS ON LANDLORD’S LIABILITY	23
Section 13.5 WAIVER OF CONSUMER RIGHTS	24

ii

iii

SUPPLEMENTAL LEASE PROVISIONS

ARTICLE 1

TERM AND POSSESSION

SECTION 1.1 LEASE OF PREMISES, COMMENCEMENT AND EXPIRATION.

1.1.1	Lease of Premises. In consideration of the mutual covenants herein, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all the terms and conditions of this Lease, the portion of the Building (as described in Item 1 of the Basic Lease Provisions) described as the Premises in Item 2 of the Basic Lease Provisions and that is more particularly described by the crosshatched area on Exhibit A attached hereto (hereinafter called the “Premises”). The agreed rentable area of the Premises is hereby stipulated to be the “Agreed Rentable Area” of the Premises set forth in Item 2.b of the Basic Lease Provisions, irrespective of whether the same should be more or less as a result of minor variations resulting from construction of Tenant’s Improvements (as defined in the Work Letter (herein so called) attached hereto as Exhibit C). The agreed rentable area of the Building is hereby stipulated to be the “Agreed Rentable Area” of the Building set forth in Item 1.b of the Basic Lease Provisions, irrespective of whether the same should be more or less as a result of minor variations resulting from actual construction or repair of the Building.

1.1.2	Initial Term and Commencement. The initial term of this Lease shall be the period of time specified in Item 5 of the Basic Lease Provisions. The initial term shall commence on the Commencement Date (herein so called) set forth in Item 6 of the Basic Lease Provisions (as such Commencement Date may be adjusted pursuant to Section 3 of the Work Letter) and, unless sooner terminated pursuant to the terms of this Lease, the initial term shall expire, without notice to Tenant, on the Expiration Date (herein so called) set forth in Item 8 of the Basic Lease Provisions (as such Expiration Date may be adjusted pursuant to Section 3 of the Work Letter).

SECTION 1.2 INSPECTION AND DELIVERY OF PREMISES, CONSTRUCTION OF LEASE SPACE IMPROVEMENTS AND POSSESSION.

1.2.1	Delivery and Completion. Tenant hereby acknowledges that Tenant has inspected the Premises and the Common Areas (as hereinafter defined) and hereby (i) accepts the Common Areas in “as is” condition for all purposes and (ii) accepts the Premises (including the suitability of the Premises for the Permitted Use) for all purposes. Landlord will perform or cause to be performed the work and/or construction of Tenant’s Improvements (as defined in the Work Letter) in accordance with the terms of the Work Letter and will use reasonable efforts to Substantially Complete (as defined in the Work Letter) Tenant’s Improvements by the Rent Commencement Date set forth in Item 7 of the Basic Lease Provisions. If Tenant’s Improvements are not Substantially Complete by the Rent Commencement Date set forth in Item 7 of the Basic Lease Provisions for any reason whatsoever (including, without limitation, because of any delays caused solely by Landlord), Tenant’s sole remedy shall be an adjustment of the Rent Commencement Date and the Expiration Date to the extent permitted under Section 3 of the Work Letter. TENANT WAIVES (I) ANY CLAIMS DUE TO DEFECTS IN THE PREMISES, EXCEPT CLAIMS FOR DEFECTS, LATENT OR OTHERWISE, IN THE TENANT IMPROVEMENTS INSTALLED BY LANDLORD PURSUANT TO THE WORK LETTER OF WHICH DEFECTS TENANT GIVES LANDLORD WRITTEN NOTICE WITHIN ONE (1) YEAR AFTER THE TENANT IMPROVEMENTS ARE SUBSTANTIALLY COMPLETE; AND (II) ALL EXPRESS AND IMPLIED WARRANTIES OF SUITABILITY, HABITABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

1.2.2	Acceptance of Premises Memorandum. Upon the occurrence of the Rent Commencement Date, Landlord and Tenant shall execute the Acceptance of Premises Memorandum (herein so called) attached hereto as Exhibit D that is properly completed.

SECTION 1.3 REDELIVERY OF THE PREMISES. Upon the expiration or earlier termination of this Lease or upon the exercise by Landlord of its right to re-enter the Premises without terminating this Lease and subject to Tenant’s remaining obligations under this Section, Tenant shall immediately deliver to Landlord the Premises free of offensive odors and in a safe, clean, neat, sanitary and operational condition, subject to ordinary wear and tear, casualty loss, condemnation and repairs that are not Tenant’s responsibility, together with all keys and parking and access cards. Tenant shall within seven (7) days after the expiration or earlier termination of this Lease, (i) remove from the Premises, all at the sole expense of Tenant and unless Landlord is asserting its lien rights therein, any equipment, machinery, trade fixtures and personalty installed or placed in the Premises by or on behalf of Tenant and (ii) unless requested in writing by Landlord to the contrary, (a) remove all or any part of the improvements made to, and in accordance with the City of Houston ordinances cabling (including, without limitation, all phone and data cabling and related equipment) and conduit installed or used in, the Premises or the Building by or on behalf of Tenant and (b) restore the Premises to the condition existing prior to the installation of such improvements, subject to ordinary wear and tear, casualty loss, condemnation and repairs that are not Tenant’s responsibility. All removals and work described above shall be accomplished in a good and workmanlike manner and shall be conducted in a fashion so as not to damage the Premises or the Building or any portion thereof. Tenant shall, at its expense, promptly repair any damage caused by any such removal or work. If Tenant fails to deliver the Premises in the condition aforesaid, then Landlord may restore the Premises to such a condition at Tenant’s expense. All property required to be removed pursuant to this Section not removed within the time period required hereunder shall thereupon be conclusively presumed to have been abandoned by Tenant and Landlord may, at its option, take over possession of such property and either (a) declare the same to be the property of Landlord by written notice to Tenant at the address provided herein or (b) at the sole cost and expense of Tenant, remove and store and/or dispose of the same or any part thereof in any manner that Landlord shall choose without incurring liability to Tenant or any other person.

SECTION 1.4 HOLDING OVER. In the event Tenant or any party under Tenant claiming rights to this Lease, retains possession of the Premises after the expiration or earlier termination of this Lease, such possession shall constitute and be construed as a tenancy at will only, subject, however, to all of the terms, provisions, covenants and agreements on the part of Tenant hereunder; such parties shall be subject to immediate eviction and removal and Tenant or any such party shall pay Landlord as rent for the period of such holdover an amount equal to (i) one and one-half (1  1/2) times the Basic Annual Rent plus (ii) Additional Rent (as hereinafter defined) in effect immediately preceding expiration or termination, as applicable, prorated on a daily basis. Landlord and Tenant agree that they have included the foregoing provision for liquidated damages because the actual damages to be incurred by Landlord can reasonably be expected to approximate the amount of liquidated damages called for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately. Tenant shall also pay and agrees to indemnify and hold Landlord harmless from any and all damages sustained by Landlord as a result of such holdover. The rent during such holdover period shall be payable to Landlord from time to time on demand; provided, however, if no demand is made during a particular month, holdover rent accruing during such month shall be paid in accordance with the provisions of Article 2. Tenant will vacate the Premises and deliver same to Landlord immediately upon Tenant’s receipt of notice from Landlord to so vacate. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend the term of this Lease; no payments of money by Tenant to Landlord after the expiration or earlier termination of this Lease shall reinstate, continue or extend the term of this Lease; and no extension of this Lease after the expiration or earlier termination thereof shall be valid unless and until the same shall be reduced to writing and signed by both Landlord and Tenant.

ARTICLE 2

RENT

SECTION 2.1 BASIC RENT. Commencing as of the Rent Commencement Date and continuing throughout the term of the Lease, Tenant shall pay as annual rent for the Premises the applicable Basic Annual Rent shown in Item 3 of the Basic Lease Provisions. The Basic Annual Rent shall be payable in advance, in monthly installments equal to the applicable Basic Monthly Rent shown in Item 3 of the Basic Lease Provisions, which monthly installments shall commence on the Rent Commencement Date and shall continue on the first (1st) day of each calendar month thereafter. If the Rent Commencement Date occurs on a day other than the first day of a calendar month or the Expiration Date occurs on a day other than the last day of a calendar month, the Basic Monthly Rent for such partial month shall be prorated on a daily basis.

SECTION 2.2 ADDITIONAL RENT.

2.2.1	Definitions. For purposes of this Lease, the following definitions shall apply:

(a)	“Additional Rent,” for a particular calendar year, shall equal Tenant’s Pro Rata Share Percentage multiplied by the Operating Expenses (as hereinafter defined) for such year.

(b)	“Additional Charges” shall mean (i) the total Monthly Submetered BTU Charges (as hereinafter defined), plus (ii) the total Monthly Submetered Electrical Charges (as hereinafter defined), plus (iii) the then current prevailing market rate charged by Landlord from time to time per linear foot of conduit in the Building for each linear foot of conduit installed or used by Tenant in the Building (whether for electrical, telecommunications, fuel, water or otherwise, whether installed horizontally or vertically, and whether to or from or in the Premises, in common areas above ceiling tiles, in riser closets or from any penetration in the Building), which in no event will be less than the current rate of $11.67 per month ($140 per year) per linear foot for conduit less than 3 inches in diameter and $15.83 per month ($190 per year) per linear foot for conduit at least 3 inches, but no larger than 5 inches, in diameter, plus (iv) the then-current prevailing market rate charged by Landlord per telecommunication penetration through the exterior basement wall of the Building for each penetration installed or used by Tenant, which for such a penetration measuring 4 inches in diameter will in no event be less than the current rate of $1,600.00 per month ($19,200.00 per year). Notwithstanding the foregoing, Tenant will not be charged for any conduit related to initial installation thereof pursuant to the Work Letter.

(c)	“Operating Expenses” shall mean all of the reasonable costs and expenses Landlord incurs, pays or becomes obligated to pay in connection with operating, maintaining, insuring and managing the Property for a particular calendar year or portion thereof as determined by Landlord in accordance with generally accepted accounting principles, including, but not limited to, the following: (i) insurance premiums; (ii) water, sewer, electrical and other utility charges; (iii) service, testing and other charges incurred in the operation and maintenance of the elevators and the plumbing, fire sprinkler, security, heating, ventilation and air conditioning system; (iv) cleaning and other janitorial service (inclusive of window cleaning); (v) tools and supplies costs; (vi) repair costs; (vii) costs of landscaping, including landscape maintenance and sprinkler maintenance costs and rental and supply costs in connection therewith; (viii) security and alarm services; (ix) license, permit and inspection fees; (x) management fees; (xi) wages and related benefits payable to employees, including taxes and insurance relating thereto; (xii) accounting services; (xiii) legal services, unless incurred in connection with tenant defaults or lease negotiations; (xiv) trash removal; (xv) maintenance, repair, repaving and operating costs associated with the Garage; (xvi) Real Estate Taxes (as hereinafter defined); (xvii) Additional Pass Through Costs (as hereinafter defined); (xviii) the charges assessed against the Property pursuant to any contractual covenants or recorded declaration of covenants or the covenants, conditions and restrictions of any other similar instrument affecting the Property; and (xix) costs of inspection, testing, repair, and maintenance (including preventative maintenance) for the Building’s uninterruptible power supply systems, emergency generating systems, chillers, the Building Automation System and related equipment serving the Premises (or portions thereof) or other rentable area within the Building.

Notwithstanding any contrary provision in subsection 2.2.1 above, “Operating Expenses” shall not include any of the following costs and expenses: costs for which Landlord actually receives reimbursement by insurance or condemnation awards or from another tenant of the Building or third party; expenses incurred in leasing or procuring new tenants, including advertising expenses, leasing commissions paid to agents of Landlord or other brokers, and costs of improving or redecorating space in connection with the leasing thereof to a new tenant; income, capital stock, estate, inheritance, franchise taxes payable by Landlord; depreciation of the Building or Landlord’s personal property at the Building; interest on debt or amortization payments on any mortgage or deed of trust; rental under any prime lease or similar rental under any other superior lease or sublease; any wages, salaries or other compensation paid to any employee not employed for or on behalf of the Building; dividends paid by Landlord; except for Additional Pass Through Costs, costs of alterations and capital improvements which could not be expenses under generally accepted accounting principles; the costs for repairs or maintenance that are reimbursed by others, including, without limitation, reimbursement made on warranty claims; costs incurred for the sale, refinancing, or mortgaging of the Building; and contributions to charitable organizations.

(d)	“Real Estate Taxes” shall mean (i) all real estate taxes and other taxes or assessments which are levied with respect to the Property or any portion thereof for each calendar year, (ii) any tax, surcharge or assessment which shall be levied in addition or as a supplement to or in lieu of real estate taxes, (iii) the costs and expenses of a consultant, if any, or of contesting the validity or amount of such real estate or other taxes, and (iv) any rental, excise, sales, transaction, privilege or other tax or levy, however denominated, imposed upon or measured by the rental reserved hereunder or on Landlord’s business of leasing the Premises, excepting only Landlord’s net income taxes.

(e)	“Additional Pass Through Costs” shall mean the following costs and expenses incurred by Landlord from and after January 1 of the calendar year in which this Lease is executed: (i) subject to the limitations of clause (ii) following, the cost of any improvement made to the Property by Landlord that is required under any governmental law or regulation which was not promulgated, or which was promulgated but was not applicable to the Building, at the time the Building was constructed, amortized over such period as Landlord shall reasonably determine, together with an amount equal to interest at the rate of twelve percent (12%) per annum (the “Amortization Rate”) on the unamortized balance thereof; (ii) the cost of any improvement made to the Common Areas of the Property that is required under interpretations or regulations issued after the Commencement Date under, or any amendments made after the Commencement Date to, the provisions of Tex. Rev. Civ. Stat. Ann. art. 9102 and the provisions of the Americans With Disabilities Act of 1990, 42 U.S.C. §§12101-12213 (collectively, the “Disability Acts”), amortized over such period as Landlord shall reasonably determine, together with an amount equal to interest at the Amortization Rate on the unamortized balance thereof; (iii) the cost of any labor-saving or energy-saving device or other equipment installed in the Building (provided Landlord reasonably anticipates that the installation thereof will reduce Operating Expenses), amortized over such period as is reasonably determined by Landlord, together with an amount equal to interest at the Amortization Rate on the unamortized balance thereof; and (iv) all other capital costs and expenses which would generally be regarded as operating and maintenance costs and expenses.

2.2.2	Gross-Up. Operating Expenses shall be grossed up to include all additional costs and expenses of owning, operating, maintaining and managing the Building which Landlord determines that it would have incurred, paid or been obligated to pay during such year if the Building had been one hundred percent (100%) occupied.

2.2.3

Payment Obligation. In addition to the Basic Rent specified in this Lease, Tenant shall pay to Landlord (a) the Additional Charges monthly in arrears within thirty (30) days after receipt of an invoice thereof and (b) the Additional Rent, in each calendar year or partial calendar year during the term of this Lease, payable in monthly installments as hereinafter provided. On or prior to Commencement Date and at least thirty (30) days prior to each calendar year thereafter (or as soon thereafter as is reasonably possible), Landlord shall give Tenant written notice of Tenant’s estimated Additional Rent for the applicable calendar year and the amount of the monthly installment due for each month during such year. Tenant shall pay to Landlord on the

Commencement Date and on the first day of each month thereafter the amount of the applicable monthly installment; provided, however, if the applicable installment covers a partial month, then such installment shall be prorated on a daily basis. Within one hundred twenty (120) days after the end of (i) each calendar year and (ii) the Expiration Date or as soon thereafter as is reasonably possible, Landlord shall prepare and deliver to Tenant a statement showing Tenant’s actual Additional Rent for the applicable calendar year, provided that with respect to the calendar year in which the Expiration Date occurs, (x) that calendar year shall be deemed to have commenced on January 1 of that year and ended on the Expiration Date (the “Final Calendar Year”) and (y) Landlord shall have the right to estimate the actual Operating Expenses allocable to the Final Calendar Year but which are not determinable within such 120 day period. If Tenant’s total monthly payments of Additional Rent for the applicable year are less than Tenant’s actual Additional Rent, then Tenant shall pay to Landlord the amount of such underpayment. If Tenant’s total monthly payments of Additional Rent for the applicable year are more than Tenant’s actual Additional Rent, then Landlord shall credit against the next Additional Rent payment or payments due from Tenant the amount of such overpayment; provided, however, with respect to the Final Calendar Year, Landlord shall pay to Tenant the amount of such excess payments, less any amounts then owed to Landlord. Unless Tenant takes written exception to any item or gives Landlord an Audit Notice within thirty (30) days after the furnishing of an annual statement, such statement shall be considered as final and accepted by Tenant. Any amount due Landlord as shown on any such statement shall be paid by Tenant within thirty (30) days after it is furnished to Tenant. If an annual statement is delivered to Tenant pursuant to this subsection 2.2.3 and is not reviewed or prepared by an independent certified public accountant, Tenant shall have the right to perform an annual audit at Tenant’s expense on Landlord’s books and records to the extent necessary to verify Landlord’s calculation of actual Additional Rent for the prior calendar year, provided (A) that Tenant has paid Landlord the amount shown on the annual statement, (B) that such audit shall be conducted by a certified public accountant on a non-contingency fee basis, and (C) that the auditor’s report reflecting the results of such audit shall be promptly delivered to Landlord. Any such audit shall be conducted, if at all, (i) within sixty (60) days after the receipt of the annual statement of actual Additional Rent from Landlord, (ii) during Landlord’s normal business hours, (iii) at the place where Landlord maintains its records (or such other place as Landlord shall deliver the appropriate records) and (iv) only after Landlord has received fifteen (15) days prior written notice. If the audit report reflects that estimated Additional Rent was overcharged or undercharged in the audited calendar year and provided Landlord agrees with such audit, Tenant shall within twenty (20) days after receipt of such report pay to Landlord the amount of any underpayment or, if applicable, Landlord shall allow Tenant a credit against the next accruing installment of Additional Rent in the amount of any overpayment.

2.2.4	Revisions in Estimated Additional Rent. If Real Estate Taxes, utility expenses or Additional Pass Through Costs increase during a calendar year or if the number of square feet of rentable area in the Premises increases, Landlord may revise the estimated Additional Rent during such year by giving Tenant written notice to that effect and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an additional amount equal to the amount of such increase in the estimated Additional Rent divided by the number of months remaining in such year.

SECTION 2.3 RENT DEFINED AND NO OFFSETS. Basic Rent, Additional Rent, Additional Charges and all other sums (whether or not expressly designated as rent) required to be paid to Landlord by Tenant under this Lease (including, without limitation, any sums payable to Landlord under any addendum, exhibit, rider or schedule attached hereto) shall constitute rent and are sometimes collectively referred to as “Rent.” Each payment of Rent shall be paid by Tenant when due, without prior demand therefor and without deduction or setoff, except as otherwise expressly set forth in this Lease.

SECTION 2.4 LATE CHARGES. If any installment of Basic Annual Rent or Additional Rent or any other payment of Rent under this Lease shall not be paid when due, a “Late Charge” of five cents ($.05) per dollar so overdue may be charged by Landlord to defray Landlord’s administrative expense incident to the handling of such overdue payments. Each Late Charge shall be payable on demand.

ARTICLE 3

SECURITY DEPOSIT

Tenant will pay Landlord on the date this Lease is executed by Tenant the Security Deposit set forth in Item 9 of the Basic Lease Provisions as security for the performance of the terms hereof by Tenant. Tenant shall not be entitled to interest thereon and Landlord may commingle such Security Deposit with any other funds of Landlord. The Security Deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. If Tenant defaults with respect to any provision of this Lease, Landlord may, but shall not be required to, from time to time, without prejudice to any other remedy, use, apply or retain all or any part of this Security Deposit for the payment of any Rent or any other sum in default or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default, including, without limitation, costs and attorneys’ fees incurred by Landlord to recover possession of the Premises. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit shall be returned to Tenant within sixty (60) days after the Expiration Date. Tenant agrees that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as the Security Deposit and that Landlord and its successors and assigns shall not be bound by any such actual or attempted assignment or encumbrance. Regardless of any assignment of this Lease by Tenant, Landlord may return the Security Deposit to the original Tenant, in the absence of evidence satisfactory to Landlord of an assignment of the right to receive the Security Deposit or any part of the balance thereof.

ARTICLE 4

OCCUPANCY AND USE

SECTION 4.1 USE OF PREMISES.

4.1.1	General. The Premises shall, subject to the remaining provisions of this Section, be used solely for the Permitted Use (herein so called) specified in Item 11 of the Basic Lease Provisions. Without in any way limiting the foregoing, Tenant will not use, occupy or permit the use or occupancy of the Premises for any purpose (and the Permitted Use shall not include any use) which is forbidden by or in violation of any law, ordinance or governmental or municipal regulation, order, or certificate of occupancy, or which may be dangerous to life, limb or property; or permit the maintenance of any public or private nuisance; or do or permit any other thing which may disturb the quiet enjoyment of any other tenant of the Property; or keep any substance or carry on or permit any operation which might emit offensive odors or conditions from the Premises; or commit or suffer or permit any waste in or upon the Premises; or sell, purchase or give away, or permit the sale, purchase or gift of food in any form by or to any of Tenant’s agents or employees or other parties in the Premises except through vending machines in employee lunch or rest areas within the Premises for use by Tenant’s employees only; or use any apparatus which might make undue noise or set up vibrations in the Building; or do or permit any other thing which would affect any structural element of the Property or exceed the load bearing capacity of any portion of the Building or the Premises without first obtaining the written approval of Landlord or permit anything to be done which would increase the fire and extended coverage insurance rate on the Building or Building contents and, if there is any increase in such rate by reason of acts of Tenant, then Tenant agrees to pay such increase upon demand therefor by Landlord; or use, occupy or permit the use or occupancy of the Premises as offices or agencies of a foreign government or political subdivision, offices of any governmental bureau or agency of the United States or any state or political subdivision thereof, or offices of personnel agencies. Payment by Tenant of any such rate increase shall not be a waiver of Tenant’s duty to comply herewith. Tenant shall keep the Premises neat and clean at all times, subject to Landlord’s obligations pursuant to Subsection 5.1.5 below. Tenant shall promptly correct any violation of a governmental law, rule or regulation relating to the Premises. Tenant shall comply with any direction of any governmental authority having jurisdiction which imposes any duty upon Tenant or Landlord with respect to the Premises or with respect to the occupancy or use thereof.

4.1.2	Hazardous and Toxic Materials.

(a)	For purposes of this Lease, hazardous or toxic materials shall mean asbestos containing materials and all other materials, substances, wastes and chemicals classified as hazardous or toxic substances, materials, wastes or chemicals or otherwise regulated under then-current applicable governmental laws, rules or regulations.

(b)	Tenant shall not knowingly incorporate into, or use or otherwise place or dispose of at, the Premises, the Building or on the Land any hazardous or toxic materials, except for use and storage of cleaning and office supplies used in the ordinary course of Tenant’s business and then only if (i) such materials are in small quantities, properly labeled and contained, (ii) such materials are handled and disposed of in accordance with the accepted industry standards and all Applicable Laws (as defined in Section 4.3) for safety, storage, use and disposal, (iii) notice of and a copy of the current material safety data sheet is provided to Landlord for each such hazardous or toxic material and (iv) such materials are used, transported, stored, handled and disposed of in accordance with all Applicable Laws. Landlord shall have the right, but not the obligation, to periodically inspect, take samples for testing and otherwise investigate the Premises for the presence of hazardous or toxic materials.

(c)	Landlord shall not knowingly dispose of at the Premises, Building or the Land any hazardous or toxic materials and shall otherwise remove or remediate with all hazardous or toxic materials at the Premises, Building or Land of which Landlord becomes aware when and if required by Applicable Laws and to the extent economically, in a manner feasible that will not materially and adversely affect Tenant’s access, use or occupancy of the Premises.

(d)	If Landlord or Tenant ever has knowledge of the presence in the Premises or the Building or the Land of hazardous or toxic materials which affect the Premises, the party having knowledge shall notify the other party thereof in writing promptly after obtaining such knowledge.

(e)	If Tenant or its employees, invitees, agents or contractors shall ever violate the provisions of paragraph (b) of this subsection 4.1.2 or otherwise contaminate the Premises or the Property, then Tenant shall, at its sole cost and expense, clean up, remove and dispose of the material causing the violation, or remove or remediate the contamination in compliance with all Applicable Laws and then prevalent industry practice and standards and shall repair any damage to the Premises or Building within such period of time as may be reasonable under the circumstances after written notice by Landlord (collectively, “Tenant’s Environmental Corrective Work”). Tenant shall notify Landlord of its method, time and procedure for any clean up or removal and Landlord shall have the right to require reasonable changes in such method, time or procedure or to require the same to be done after normal business hours. Tenant’s obligations under this subsection 4.1.2(e) shall survive the termination or expiration of this Lease.

(f)	If any Tenant’s Environmental Corrective Work (i) is to occur outside of the Premises or (ii) will in any way affect any portion of the Building other than the Premises, then Landlord shall have the right, but not the obligation, after giving Tenant advance notice and an opportunity to perform such Work, to undertake Tenant’s Environmental Corrective Work, and Tenant shall reimburse Landlord for any expenses incurred by Landlord in undertaking Tenant’s Environmental Corrective Work. Tenant shall allow Landlord, its agents, employees and contractors such access to the Premises as Landlord may reasonably request in writing in order to perform such Tenant’s Environmental Corrective Work. Tenant’s obligations under this subsection 4.1.2(f) shall survive the termination or expiration of this Lease.

4.1.3	Disability Acts. From and after the Commencement Date, Tenant shall cause the Premises to be in compliance with all existing requirements of and regulations issued under the Disability Acts for each of the following: (i) alterations or improvements to any portion of the Premises performed by or for Tenant after the Commencement Date; (ii) obligations or complaints arising under or out of Title I of the Americans With Disabilities Act or Tenant’s employer-employee obligations; (iii) obligations or complaints arising under or out of the conduct or operations of Tenant’s business, including any obligations or requirements for barrier removal to customers or invitees as a commercial facility or as a public accommodation (as defined in the Disability Acts); and (iv) any change in the nature of Tenant’s business, or its employees, or financial net worth, or Tenant’s business operations that triggers an obligation under the Disability Acts.

SECTION 4.2 PERMITS. Landlord shall obtain the certificate of occupancy, if any, required for occupancy of the Premises following construction of Tenant’s Improvements. If any other governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof, Tenant, at its expense, shall procure and thereafter maintain such license or permit. Additionally, if Tenant’s Improvements or any subsequent alteration or improvement made to the Premises by Tenant or Tenant’s use of the Premises require any modification or amendment of any certificate of occupancy for the Building or the issuance of any other permit of any nature whatsoever, Tenant shall, at its expense, take all actions to procure any such modification or amendment or additional permit.

SECTION 4.3 COMPLIANCE WITH LAWS. Tenant shall comply with all laws, statutes, ordinances, orders, rules and regulations (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and other environmental laws) (collectively, “Applicable Laws”) affecting (i) Tenant’s use and occupancy of the Premises (including, without limitation, Tenant’s obligations under this Lease with respect to hazardous or toxic materials and those with respect to the Disability Acts), (ii) any improvements constructed within the Building by or on behalf of Tenant and (iii) any equipment installed within the Building by Tenant or installed by a party other than Landlord on behalf of Tenant.

SECTION 4.4 RULES AND REGULATIONS. Tenant will comply with such rules and regulations (the “Rules and Regulations”) generally applying to tenants in the Building as may be adopted from time to time by Landlord for the management, safety, care and cleanliness of, and the preservation of good order and protection of property in, the Premises and the Building and at the Property. All such Rules and Regulations are hereby made a part hereof. The Rules and Regulations in effect on the date hereof are on file with Jones Lang LaSalle Americas, Inc. (the “Property Manager”) at 4301 Fannin Street, Suite 2400, Houston, Texas 77002. All changes and amendments to the Rules and Regulations sent by Landlord to Tenant in writing and conforming to the foregoing standards shall be carried out and observed by Tenant. Landlord hereby reserves all rights necessary to implement and enforce the Rules and Regulations and each and every provision of this Lease.

SECTION 4.5 ACCESS. Without being deemed guilty of an eviction of Tenant and without abatement of Rent, Landlord or its authorized agents shall have the right to enter the Premises, upon reasonable notice, to inspect the Premises, to show the Premises to prospective lenders, purchasers or tenants and to fulfill Landlord’s obligations or exercise its rights under this Lease. TENANT HEREBY WAIVES ANY CLAIM FOR DAMAGES FOR ANY INJURY OR INCONVENIENCE TO OR INTERFERENCE WITH TENANT’S BUSINESS, ANY LOSS OF OCCUPANCY OR QUIET ENJOYMENT OF THE PREMISES AND ANY OTHER LOSS OCCASIONED THEREBY EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ITS AGENTS OR EMPLOYEES ACTING IN THE COURSE AND SCOPE OF THEIR AGENCY OR EMPLOYMENT. IN ADDITION TO THE FOREGOING, IN NO EVENT SHALL LANDLORD HAVE ANY LIABILITY TO TENANT FOR ANY PUNITIVE OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH ANY SUCH CLAIMS. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock the doors to and within the Premises, excluding Tenant’s vaults and safes, provided such vaults and safes are each no larger than thirty-six (36) cubic square feet, and provided further that Landlord shall not enter Tenant’s data room unless accompanied by a representative of Tenant except in an emergency when no accompaniment is required or if Tenant fails to provide a representative within twenty-four (24) hours of Landlord’s request. Landlord shall have the right to enter the Premises in an emergency, as determined by Landlord in its sole discretion, without notice to Tenant and in such event shall have the right to use any and all means which Landlord may deem proper to enter the Premises without liability therefor.

SECTION 4.6 QUIET POSSESSION. Provided Tenant timely pays Rent and observes and performs all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have the quiet possession of the Premises for the entire Term, subject to all of the provisions of this Lease and all laws and restrictive covenants to which the Property is subject.

ARTICLE 5

UTILITIES AND SERVICES

SECTION 5.1 SERVICES TO BE PROVIDED. Landlord agrees to furnish or cause to be furnished to the Premises, the utilities and services described in subsections 5.1.1 through 5.1.7 below, subject to all other provisions of this Lease, and may increase or decrease such services or utilities, so long as any decrease is in keeping with the standard of services in comparable office buildings in the central business district (downtown) area of Houston, Texas, taking into the account age, quality, size, location and other relevant operating factors of the building.

5.1.1	Elevator Service. Except for emergencies, as determined by Landlord in its sole discretion, Landlord shall provide automatic elevator facilities on generally accepted business days from 7:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m. and have at least one (1) elevator available for use at all other times. The term “business days” as used herein shall mean all days of the year other than Saturdays, Sundays, New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and any other day that is a customary holiday in Houston, Texas and declared by written notice to Tenant from Landlord to be a holiday.

5.1.2	Heat and Air Conditioning.

(a)	Hours and Standards. On generally accepted business days from 7:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m. (other than holidays generally recognized by businesses) (“Building Standard”). Landlord shall ventilate the Premises and furnish heat or air conditioning, at such temperatures and in such amounts as is customary in buildings of comparable size, quality and in the general vicinity of the Building, with such adjustments as Landlord reasonably deems necessary for the comfortable occupancy of the Premises, subject to emergencies, events of force majeure and Applicable Laws.

(b)	After Building Standard Hours HVAC. Upon request, Landlord shall make available, at Tenant’s expense, non-Building Standard heat or air conditioning. The minimum charge and the hourly rate for the use of after hours heat or air conditioning shall be determined from time to time by Landlord, which in no event will be less than the current charge of $35.00 per air handler per hour.

(c)	Chilled Water. Landlord shall subject to repairs, maintenance, emergencies, events of force majeure and to any governmental requirements, ordinances, rules, regulations, guidelines or standards relating to, among other things, energy conservation, supply the Premises with chilled water at a temperature of 37 to 47 degrees Fahrenheit, from the Building’s HVAC system meeting the load requirements of up to twenty-three (23) tons. If during the period from April 1, 2006 through March 31, 2007 Landlord and Tenant mutually determine that additional chilled water load capacity is needed for the Premises, then commencing with April 1, 2007, Landlord shall allocate to the Premises such mutually determined additional capacity up to an additional 37 tons of chilled water load to the Premises. All chilled water provided pursuant to this subsection (c) shall be submetered and charged pursuant to the immediately following subsection (d).

(d)

Submetering of Air Conditioning. Tenant, as part of Tenant’s Improvements, shall install (or cause to be installed), maintain and repair at Tenant’s expense separate metering for all of Tenant’s mainframe computer heat exchangers, Tenant’s HVAC air handling units, and Tenant’s fan coil units (such mainframe computer heat exchangers, HVAC air handling units, and fan coil units are called the “HVAC Equipment” and such meters are called “BTU Meters”). The BTU Meters measure the energy consumed by the HVAC

Equipment by British Thermal Units (“BTUs”). As part of Additional Rent, Tenant will pay Landlord, monthly, the cost of the energy consumed by the HVAC Equipment (“Monthly Submetered BTU Charges”), which cost shall be the product of (x) the BTUs consumed during such month by the HVAC Equipment (as evidenced by the BTU Meters), multiplied by (y) the per hour amount then charged to tenants in the Building generally, but not to exceed Landlord’s then current actual cost, which in no event will be less than the current rate of $17.54 per hour [per 1,000,000 BTUs per hour.

5.1.3	Electricity.

(a)	Consumption. Landlord shall furnish to the Premises electric current up to 4 watts per square foot of Agreed Rentable Area of the Premises for lighting and convenience outlets; provided, however, Tenant shall be solely responsible for the costs of electrical consumption within the Premises.

(b)	Submetering Electrical Usage. All electricity delivered to the Premises shall be submetered, and in that regard Tenant shall, at Tenant’s expense and as part of Tenant’s Improvements, install (or cause to be installed), maintain and repair submeters. All electrical lines to or panel boxes for the Premises are herein referred to as “Submetered Lines,” and each such submeter which measures electrical consumption of the Submetered Lines or the Premises is herein referred to as a “Submeter.” As a part of Additional Rent, Tenant shall pay Landlord the cost of the electricity consumed through the Submetered Lines (the “Monthly Submetered Electrical Charges”), which shall equal the kilowatt hours of electricity consumed through the Submetered Lines multiplied by the then current cost per kilowatt hour of electricity consumed by the Building, including, without limitation, demand charges.

(c)	Backup Power. Backup UPS and generator capacity for the Premises sufficient to provide in the riser on the floor of the Premises 90 kva of electrical power. If during the period from March 13, 2006 through March 31, 2008 Landlord and Tenant mutually determine that additional backup generator capacity is needed for the Premises, then Landlord shall allocate to the Premises such mutually determined additional capacity up to an additional 110 kva of electrical power to the Premises, and the Annual Basic Rent shall be increased by an amount equal to $0.06 per year per square foot of Agreed Rentable Area of the Premises per additional kva of electrical power allocated to the Premises.

5.1.4	Water. Landlord shall furnish water (hot and cold) for drinking, cleaning and lavatory purposes only.

5.1.5	Janitorial Services. Landlord shall provide janitorial services to the Premises, comparable to that provided in other office buildings of similar size, quality and in the general vicinity of the Building, provided the Premises are used exclusively as offices and further provided Tenant complies with subsection 6.2.1 below.

5.1.6	Common Areas. Landlord shall perform routine maintenance in the Common Areas (hereinafter defined).

5.1.7	Bulbs and Ballasts. Landlord shall provide Building standard bulbs and ballasts as necessary in the Premises. Landlord shall also provide non-building standard bulbs and ballasts provided Tenant shall pay the cost thereof, together with an administrative fee equal to fifteen percent (15%) of such cost.

5.1.8	Courtesy Patrol. Landlord will provide on-site 24 hour courtesy patrol personnel, closed circuit surveillance cameras and a card key access system programmable by Landlord to data center floors in the Building. Tenant acknowledges that Landlord is not a guarantor of the security or safety of the Tenant or its, employees, guests, invitees, or agents or any of their property, and that such matters are the responsibility of Tenant and the local law enforcement authorities.

5.1.9	Total Utility Power. Landlord will maintain approximately 8.0 or 8.5 megawatt capacity for the Building with two points of entry into the Building and two separate feeds from one or more substations, all subject to the reasonable availability thereof from the electric company servicing the Building.

SECTION 5.2 SERVICE INTERRUPTION.

5.2.1	Service Interruption. Landlord shall not be liable for and, except as provided in subsections 5.2.2 and 5.2.3 below, Tenant shall not be entitled to any abatement or reduction of Rent by reason of, Landlord’s failure to maintain temperature or electrical constancy levels or to furnish any of the foregoing services (each such failure to maintain or furnish, a “Service Interruption”), nor shall any Service Interruption or results or effects thereof be construed as an eviction (constructive or actual) of Tenant or as a breach of any implied warranty, or relieve Tenant from the obligation to perform any covenant or agreement herein and in no event shall Landlord be liable for damage to persons or property (including, without limitation, business interruption), or be in default hereunder, as a result of any Service Interruption or results or effects thereof. The backup generators of the Building provide emergency power to all Building systems on a priority basis. As generator capacity becomes available, the system begins loading the critical load groups in order of priority. The system will not add load unless generator capacity is available. Those Building systems receiving priority in order of their importance are fire and life safety systems, elevator systems, chilled water and building automation systems and UPS (uninterruptible power supply) power. Tenant acknowledges that in the event of an emergency, the backup generators may be required to shed non-critical loads servicing standard Building systems e.g., lighting to office space and Common Areas, power to the cafeteria, components of the transportation systems and other Building systems not critical to the continued operation of the data centers on floors 7 through 12 of the Building.

5.2.2	Critical Service Interruptions not within Landlord’s control. If any portion of the Premises becomes unfit for occupancy because of a Service Interruption with respect to services to be delivered under subsections 5.1.1 or 5.1.2 (each, a “Critical Service Interruption”) and such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbance or labor dispute of any character, governmental regulation, moratorium or other governmental action, inability by exercise of reasonable diligence to obtain electricity, water or fuel, or by any other cause beyond Landlord’s reasonable control (each an , “Uncontrollable Event”), for any period (other than a reconstruction period conducted pursuant to Section 7.1 or Article 8 below) exceeding seven (7) consecutive days after written notice by Tenant to Landlord and provided such failure is not caused by Tenant, Tenant’s Contractors or any of their respective agents or employees, Tenant shall be entitled to a fair partial abatement of Basic Annual Rent and Additional Rent for any such portion of the Premises from the expiration of such thirty (30) consecutive day period until such service is restored.

5.2.3	Critical Service Interruptions within Landlord’s control. If any portion of the Premises becomes unfit for occupancy because of a Critical Service Interruption and such failure is caused by an event within the control of Landlord that is not an Uncontrollable Event (a “Landlord Controllable Critical Service Interruption”), for any period (other than a reconstruction period conducted pursuant to Section 7.1 or Article 8 below) exceeding seven (7) consecutive business days after written notice by Tenant to Landlord and provided such failure is not caused by Tenant, Tenant’s Contractors or any of their respective agents or employees, Tenant shall be entitled to a fair partial abatement of Basic Annual Rent and Additional Rent for any such portion of the Premises from the expiration of such fourteen (14) consecutive business day period until such service is restored.

ARTICLE 6

MAINTENANCE, REPAIRS, ALTERATIONS AND IMPROVEMENTS

SECTION 6.1 LANDLORD’S OBLIGATION TO MAINTAIN AND REPAIR. Landlord shall (subject to Section 7.1, Section 7.4, Article 8 below and Landlord’s rights under Section 2.2 above and except for ordinary wear and tear and repairs that are not Tenant’s responsibility) maintain exterior walls, roof and load bearing elements of the Building. Except for load bearing elements of the Building located within the Premises, Landlord shall not be required to maintain or repair any portion of the Premises.

SECTION 6.2 TENANT’S OBLIGATION TO MAINTAIN AND REPAIR.

6.2.1	Tenant’s Obligation. Tenant shall, at Tenant’s sole cost and expense, (i) maintain and keep the interior of the Premises (including, but not limited to, all fixtures, walls, ceilings, floors, doors, windows [except replacement of exterior plate glass unless the replacement is by reason of damage caused by Tenant], appliances and equipment which are a part of the Premises) in good repair and condition, (ii) repair or replace any damage or injury done to the Building or any other part of the property caused by Tenant, Tenant’s agents, employees, licensees, invitees or visitors or resulting from a breach of its obligations under this Section 6.2 and (iii) INDEMNIFY AND HOLD LANDLORD HARMLESS FROM, AND REIMBURSE LANDLORD FOR AND WITH RESPECT TO, ANY AND ALL COSTS, EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES), CLAIMS AND CAUSES OF ACTION ARISING FROM OR INCURRED BY AND/OR ASSERTED IN CONNECTION WITH SUCH MAINTENANCE, REPAIRS, REPLACEMENTS, DAMAGE OR INJURY WHETHER SUCH COSTS, EXPENSES, CLAIMS AND CAUSES OF ACTION ARISE IN WHOLE OR IN PART FROM THE CONCURRENT OR COMPARATIVE NEGLIGENCE OF LANDLORD; PROVIDED, HOWEVER, SUCH INDEMNIFICATION OF LANDLORD BY TENANT SHALL NOT INCLUDE ANY CLAIM TO THE EXTENT CAUSED BY THE SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD. All repairs and replacements performed by or on behalf of Tenant shall be performed in a good and workmanlike manner and in accordance with the standards applicable to alterations or improvements performed by Tenant. Tenant shall continue to pay Rent, without abatement, during any period that repairs or replacements are performed or required to be performed by Tenant under this Section 6.2.

6.2.2	Rights of Landlord. Landlord shall have the same rights with respect to repairs performed by Tenant as Landlord has with respect to improvements and alterations performed by Tenant under subsection 6.3.3 below. In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in good order, condition and repair, or otherwise satisfy its repair and replacement obligations under subsection 6.2.1 above, Landlord shall have the right to perform such maintenance, repairs and replacements at Tenant’s expense. Tenant shall pay to Landlord on demand any such reasonable cost or expense incurred by Landlord, together with interest thereon at the rate specified in Section 15.10 below from the date of demand until paid.

SECTION 6.3 IMPROVEMENTS AND ALTERATIONS.

6.3.1	Landlord’s Construction Obligation. Landlord’s sole construction obligation under this Lease is as set forth in the Work Letter.

6.3.2

Alteration of Building. Landlord hereby reserves the right and at all times shall have the right to repair, change, redecorate, alter, improve, modify, renovate, enclose or make additions to any part of the Property (including, without limitation, structural elements and load bearing elements within the Premises) and to enclose and/or change the arrangement and/or location of driveways or parking areas or landscaping or other Common Areas of the Property, all without being held guilty of an actual or constructive eviction of Tenant or breach of any implied warranty and without an abatement of Rent (the “Reserved Right”); provided, however, that the Premises remain accessible to Tenant. Without in any way limiting the generality of the foregoing, Landlord’s Reserved Right shall include, but not be limited to, the right to do any of the following: (i) erect and construct scaffolding, pipe, conduit and other structures on, within and outside of the Premises when reasonably required by the nature of the changes, alterations, improvements, modifications, renovations and/or additions being performed, (ii) repair, change, renovate, remodel, alter, improve, modify or make additions to the arrangement, appearance, location and/or size of entrances or passageways, doors and doorways, corridors, elevators, elevator lobbies, stairs, toilets or other Common Areas or Service Areas, (iii) temporarily close any Common Area and/or temporarily suspend Building services and facilities in connection with any repairs, changes, alterations, modifications, renovations or additions to any part of the Building, subject to Section 5.2 above, (iv) repair, change, alter or improve plumbing, pipes and conduits located in the Building, including without limitation, those located within the Premises, the Common Areas, the Service Corridors or the Service Areas (hereinafter defined) of the Building and (v) repair, change, modify, alter, improve, renovate or make additions to the Building’s central heating, ventilation, air conditioning, electrical, mechanical or plumbing systems. When exercising the Reserved Right, Landlord will interfere with Tenant’s use and occupancy of the Premises as little as is reasonably practicable.

6.3.3

Alterations, Additions, Improvements and Installations by Tenant. Tenant shall not, without the prior written consent of Landlord, make any changes, modifications, alterations, additions or improvements (other than Tenant’s Improvements under the Work Letter) to, or install any equipment or machinery (other than office equipment and unattached personal property) on, the Premises (all such changes, modifications, alterations, additions, improvements [other than Tenant’s Improvements under the Work Letter] and installations are herein collectively referred to as “Installations”) if any such Installations would (i) affect any structural element of the Property, (ii) reduce the load bearing capacity of any portion of the Building or the Garage (other than by reason of the weight of the Installations themselves, as long as total load capacity is not exceeded), (iii) involve slab penetrations or curtain wall penetrations in the Building or Garage, (iv) penetrate into portions of the Building outside of the Premises, or (iv) adversely affect (A) the functioning of the Building HVAC system, or the electrical, mechanical, plumbing, lighting, life safety or any other system of the Building or (B) Landlord’s ability to deliver Building services to other tenants of the Building. As to Installations not covered by the preceding sentence, Tenant will not perform same without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. All Installations shall be at Tenant’s sole cost and expense. Without in any way limiting Landlord’s consent rights, Landlord shall not be required to give its consent until (a) Landlord approves the contractor or person making such Installations and approves such contractor’s insurance coverage to be provided in connection with the work, (b) Landlord approves final and complete plans and specifications for the work and (c) the appropriate governmental agency, if any, has approved the plans and specifications for such work. In addition to the foregoing, Tenant shall not install, or permit any third party to install on its behalf, any cabling (including, without limitation, any electric, phone and data cabling and related equipment) or conduit in the Building without first obtaining Landlord’s written approval, which approval will not be unreasonably withheld, delayed or conditioned. In addition to other considerations, Landlord’s approval of any requested cabling or conduit shall be limited by the space then available for the installation of any requested cabling or conduit, as determined by Landlord in its reasonable discretion, without Landlord having any obligation to provide any additional space for such installation. All work performed by Tenant or its contractor relating to the Installations shall conform to all Applicable Laws, including, without limitation, the Disability Acts. Upon completion of the Installations, Tenant shall deliver to Landlord “as built” plans. If Landlord performs such Installations, Tenant shall pay Landlord, as Additional Rent, the cost thereof plus fifteen percent (15%) as reimbursement for Landlord’s overhead. Each payment shall be made to Landlord within ten (10) days after receipt of an invoice from Landlord. All Installations that constitute improvements constructed within the Premises shall be surrendered with the Premises at the expiration or earlier termination of this Lease, unless Landlord requests that same be removed pursuant to Section 1.3 above. Tenant shall indemnify and hold Landlord harmless from, and reimburse Landlord for and with respect to, any and all costs, expenses (including reasonable attorneys’ fees and court costs), demands, claims, causes of action and liens arising from or in connection with any Installations performed by or on behalf of Tenant. All Installations performed by or on behalf of Tenant will be performed diligently and in a good and workmanlike manner and in compliance with all Applicable Laws and/or Tenant’s and Landlord’s insurance carriers. Landlord will have the right, but not the obligation, to inspect periodically the work on the Premises and may require reasonable changes in the method or quality of the work.

6.3.4	Approvals. Any approval by Landlord (or Landlord’s architect and/or engineers) of any of Tenant’s contractors or Tenant’s drawings, plans or specifications which are prepared in connection with any construction of improvements (including, without limitation, Tenant’s Improvements) in the Premises shall not in any way be construed as or constitute a representation or warranty of Landlord as to the abilities of the contractor or the adequacy or sufficiency of such drawings, plans or specifications or the improvements to which they relate, for any use, purpose or condition.

ARTICLE 7

INSURANCE, FIRE AND CASUALTY

SECTION 7.1 TOTAL OR PARTIAL DESTRUCTION OF THE BUILDING OR THE PREMISES. In the event that the Building is totally destroyed by fire or other casualty or in the event the Building (or any portion thereof) is so damaged that rebuilding or repairs cannot be completed, in Landlord’s reasonable opinion, within one hundred eighty (180) days after the date of such damage, Landlord may, at its option, terminate this Lease, in which event Basic Annual Rent and Additional Rent shall be abated during the unexpired portion of this Lease effective with the date of such damage. Landlord shall exercise the termination right pursuant to the preceding sentence, if at all, by delivering written notice of termination to Tenant within ten (10) days after determining that the repairs cannot be completed within such one hundred eighty (180) day period. In the event the Building or the Premises are damaged by fire or other casualty and, in Landlord’s reasonable opinion, the rebuilding or repairs can be completed within one hundred eighty (180) days after the date of such damage, or if the damage is more serious but Landlord does not elect to terminate this Lease pursuant to this Section, in either such event Landlord shall, within sixty (60) days after the date of such damage, commence rebuilding or repairing the Building and the Premises (including Tenant’s Improvements), but only to the extent of insurance proceeds actually received by Landlord for such repairs, to substantially the same condition which existed immediately prior to the happening of the casualty. Landlord shall allow Tenant a fair diminution of Basic Annual Rent and Additional Rent during the time the Premises are unfit for occupancy; provided, that if such casualty was caused by Tenant, its agents, employees, licensees or invitees, Basic Annual Rent and Additional Rent shall be abated only to the extent Landlord is compensated for such Basic Annual Rent and Additional Rent by loss of rents insurance, if any. Notwithstanding any provision or inference herein to the contrary, Landlord’s obligation to restore the Building and the Premises is expressly limited to the amount of casualty insurance proceeds actually received by Landlord. Without limiting the preceding sentence, Tenant understands and agrees that if any mortgagee under a deed of trust, security agreement or mortgage on the Building should require that the insurance proceeds be used to retire or reduce the mortgage debt or if the insurance company issuing Landlord’s fire and casualty insurance policy fails or refuses to pay Landlord the proceeds under such policy, Landlord shall have no obligation to rebuild and this Lease shall terminate upon notice by Landlord to Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

SECTION 7.2 TENANT’S INSURANCE.

7.2.1	Types of Coverage. Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the insurance set forth in paragraphs (a), (b), (c) and (d) of this subsection.

(a)	Commercial General Liability Insurance. Commercial General Liability Insurance (“CGL Policy”) which shall include personal injury, bodily injury, property damage, personal injury, advertising injury, completed operations/product liability and contractual liability. Such CGL Policy shall afford protection to the limit of not less than $3,000,000.00, combined single limit, in respect to bodily injury and property damage arising out of any one (1) occurrence.

(b)	Property Insurance. Property insurance on an all risk, full replacement cost basis (including coverage against fire, wind, tornado, vandalism, malicious mischief, water damage and sprinkler leakage) covering Tenant’s Improvements, Installations and all other fixtures, equipment and personalty located in the Premises. The property insurance may, with the consent of the Landlord, provide for a reasonable deductible. The property insurance will contain endorsements that (a) in the event of payment of any loss covered by such policy, Landlord or Landlord’s designees will be paid first by the insurance company for Landlord’s loss and (b) Tenant’s insurance is primary in the event of overlapping coverage which may be carried by Landlord.

(c)	Workers Compensation Insurance. Worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities mandated by the worker’s compensation laws of the State of Texas.

(d)	Employers Liability Insurance. Employer’s liability insurance in an amount not less than $1,000,000.00 bodily injury by accident, each accident; $1,000,000 bodily injury by disease, policy limit; and $1,000,000 bodily injury by disease, each employee.

7.2.2	Other Requirements of Insurance. All such insurance will be issued and underwritten by companies licensed to do business in the state of Texas and carrying an A.M. Best rating of not less than A-VIII (A minus 8) and will contain endorsements that (a) such insurance may not lapse with respect to Landlord or Property Manager or be canceled or amended with respect to Landlord or Property Manager without the insurance company giving Landlord and Property Manager at least thirty (30) days prior written notice of such lapse, cancellation or amendment and (b) Tenant will be solely responsible for payment of premiums.

7.2.3	Proof of Insurance. Tenant shall deliver to Landlord duly executed Certificates of Insurance evidencing in-force coverage of the insurance required by this Section 7.2 and a copy of the policies providing such insurance, within ten (10) days prior to the commencement of construction of Tenant’s Improvements. Further, Tenant shall deliver to Landlord renewals thereof at least ten (10) days prior to the expiration of the respective policy terms. In addition, Tenant shall deliver to Landlord copies of the endorsements naming Landlord, Property Manager and Jones Lang LaSalle Services, Inc. each as additional insureds under the above described policies, except for the Property Insurance and Worker’s Compensation Insurance, and providing for such policies to be primary and non-contributory with any other insurance or self-insurance purchased by, maintained by or available to Landlord, Property Manager or Jones Lang LaSalle Services, Inc.

SECTION 7.3 LANDLORD’S INSURANCE.

7.3.1	Types of Coverage. Landlord covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Landlord will carry and maintain, at its sole cost and expense, the insurance set forth in paragraphs (a) and (b) of this subsection.

(a)	Commercial General Liability Insurance. Commercial General Liability Insurance coverage including personal injury, bodily injury, broad form property damage, operations hazard and contractual liability, such insurance to afford protection to the limit of not less than $3,000,000 combined single limit in respect to injury or death to any number of persons and property damage arising out of any one (1) occurrence.

(b)	Fire and Extended Coverage Insurance. A policy or policies of property insurance covering the Property on an all risk replacement cost basis, including without limitation, sprinkler and water damage, vandalism, malicious mischief, fire, wind and tornado and with any such deductibles as Landlord may from time to time determine.

7.3.2	Self Insurance. Any insurance provided for in subsection 7.3.1 above may be effected by self insurance or by a policy or policies of blanket insurance covering additional items or locations or assureds, provided that the requirements of this Section 7.3 are otherwise satisfied. Tenant shall have no rights in any policy or policies maintained by Landlord.

SECTION 7.4 WAIVER OF SUBROGATION.

7.4.1	Tenant’s Waiver. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, claim, action or causes of action against Landlord and its directors, employees, agents and invitees for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s property (including Tenant’s automobiles or the contents thereof), INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD OR ITS DIRECTORS, EMPLOYEES, AGENTS OR INVITEES. Tenant agrees immediately to give to each such insurance carrier(s) written notification of the terms of the waivers contained in this Section and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers. The foregoing waiver shall be effective whether or not Tenant maintains the insurance required to be obtained by Tenant pursuant to the terms of this Lease.

7.4.2	Landlord’s Waiver. Notwithstanding anything in this Lease to the contrary, Landlord waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, claim, action or causes of action against Tenant and its directors, employees, agents and invitees for any loss or damage to the Building and any loss, theft or damage to Landlord’s property, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF TENANT OR ITS DIRECTORS, EMPLOYEES, AGENTS OR INVITEES. Landlord agrees immediately to give to each such insurance carrier(s) written notification of the terms of the waivers contained in this Section and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers. The foregoing waiver shall be effective whether or not Landlord maintains the insurance required to be obtained by Landlord pursuant to the terms of this Lease.

SECTION 7.5 TENANT INDEMNITY. TENANT WILL INDEMNIFY, DEFEND AND HOLD LANDLORD, PROPERTY MANAGER, JONES LANG LASALLE SERVICES, INC. AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS (THE “INDEMNIFIED PARTIES”) HARMLESS FROM, AND REIMBURSE THE INDEMNIFIED PARTIES FOR AND WITH RESPECT TO, ALL CLAIMS, DEMANDS, ACTIONS, DAMAGES, LOSSES, LIABILITIES, OBLIGATIONS, PENALTIES, ACTIONS, JUDGMENTS, SUITS OR OTHER PROCEEDINGS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ATTORNEY’S FEES, COURT COSTS AND DISBURSEMENTS (EACH A “CLAIM” AND COLLECTIVELY THE “CLAIMS”) WHICH MAY BE IMPOSED ON, INCURRED BY, SUFFERED BY OR ASSERTED AGAINST ANY INDEMNIFIED PARTY AS A RESULT OF, ARISING FROM OR IN CONNECTION WITH (A) THE USE OR OCCUPANCY OF THE PREMISES AND/OR ANY ACCIDENT, INJURY OR DAMAGE OCCURRING IN OR AT THE PREMISES OR (B) ANY BREACH BY TENANT OF ANY REPRESENTATION OR COVENANT IN THIS LEASE REGARDLESS OF WHETHER SUCH CLAIM ARISES IN WHOLE OR IN PART FROM THE CONCURRENT NEGLIGENCE OR COMPARATIVE NEGLIGENCE OF AN INDEMNIFIED PARTY; PROVIDED, HOWEVER, SUCH INDEMNIFICATION OF AN INDEMNIFIED PARTY BY TENANT SHALL NOT INCLUDE ANY CLAIM WAIVED BY LANDLORD UNDER Section 7.4 ABOVE OR ANY CLAIM TO THE EXTENT CAUSED BY THE SOLE OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY. IT IS THE EXPRESS INTENTION OF LANDLORD AND TENANT THAT THE INDEMNITY PROVIDED FOR IN THIS SECTION BY TENANT IS TO INDEMNIFY AND PROTECT EACH INDEMNIFIED PARTY FROM THE CONSEQUENCES OF SUCH INDEMNIFIED PARTY’S OWN NEGLIGENCE, WHETHER THAT NEGLIGENCE IS THE SOLE OR A CONCURRING CAUSE OF THE CLAIM. HOWEVER, SUCH INDEMNIFICATION OF AN INDEMNIFIED PARTY BY TENANT SHALL NOT INCLUDE ANY CLAIM TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY.

SECTION 7.6 LANDLORD INDEMNITY. SUBJECT TO Section 7.5 AND Section 13.4, LANDLORD WILL INDEMNIFY, DEFEND AND HOLD TENANT ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS HARMLESS FROM, AND REIMBURSE THEM FOR AND WITH RESPECT TO, ALL CLAIMS WHICH MAY BE IMPOSED ON, INCURRED BY, SUFFERED BY OR ASSERTED AGAINST ANY OF THEM AS A RESULT OF, ARISING FROM OR IN CONNECTION WITH (A) ANY ACCIDENT, INJURY OR DAMAGE OCCURRING IN THE BUILDING (EXCEPT FOR THE PREMISES) TO THE EXTENT CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD; (B) ANY BREACH BY LANDLORD OF ANY COVENANT IN THIS LEASE; PROVIDED, HOWEVER, SUCH INDEMNIFICATION BY LANDLORD SHALL NOT INCLUDE ANY CLAIM WAIVED BY TENANT UNDER Section 7.4 ABOVE

ARTICLE 8

CONDEMNATION

SECTION 8.1 CONDEMNATION RESULTING IN CONTINUED USE NOT FEASIBLE. If the Property or any portion thereof that, in Landlord’s reasonable opinion, is necessary to the continued efficient and/or economically feasible use of the Property shall be taken or condemned in whole or in part for public purposes, or sold to a condemning authority in lieu of taking, then the term of this Lease shall, at the option of Landlord, forthwith cease and terminate.

SECTION 8.2 TOTAL CONDEMNATION OF PREMISES. In the event that all or substantially all of the Premises is taken or condemned or sold in lieu thereof or if Tenant will be unable to use a substantial portion of the Premises for a period of one hundred eighty (180) consecutive days by reason of a temporary taking, either Landlord or Tenant may terminate this Lease by delivering written notice thereof to the other within ten (10) business days after notice of the taking, condemnation or sale in lieu thereof to be effective as of the date of such taking, condemnation or sale in lieu thereof.

SECTION 8.3 CONDEMNATION WITHOUT TERMINATION. If upon a taking or condemnation or sale in lieu of the taking of all or less than all of the Property which (a) does not give either Landlord or Tenant the right to terminate this Lease or (b) gives either Landlord or Tenant the right to terminate this Lease pursuant to Section 8.1 or Section 8.2 above and neither Landlord nor Tenant elect to exercise such termination right, then this Lease shall continue in full force and effect, provided that, if the taking, condemnation or sale includes any portion of the Premises, the Basic Annual Rent and Additional Rent shall be redetermined on the basis of the remaining square feet of Agreed Rentable Area of the Premises. Landlord, at Landlord’s sole option and expense, shall restore and reconstruct the Building to substantially its former condition to the extent that the same may be reasonably feasible, but such work shall not be required to exceed the scope of the work done by Landlord in originally constructing the Building, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation or damages (over and above amounts going to the mortgagee of the property taken) for the part of the Building or the Premises so taken.

SECTION 8.4 CONDEMNATION PROCEEDS. Landlord shall receive the entire award (which shall include sales proceeds) payable as a result of a condemnation, taking or sale in lieu thereof. Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in and to any such award. Tenant shall, however, have the right to recover from such authority through a separate award which does not reduce Landlord’s award, any compensation as may be awarded to Tenant on account of moving and relocation expenses and depreciation to and removal of Tenant’s physical property.

ARTICLE 9

LIENS

Tenant shall keep the Premises free from all liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant and Tenant shall indemnify and hold Landlord harmless from, and reimburse Landlord for and with respect to, any and all claims, causes of action, damages, expenses (including reasonable attorneys’ fees), arising from or in connection with any such liens. In the event that Tenant shall not, within ten (10)

days following notification to Tenant of the imposition of any such lien, cause the same to be released of record by payment or the posting of a bond in amount, form and substance acceptable to Landlord, Landlord shall have, in addition to all other remedies provided herein and by law, the right but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of or defense against the Claim giving rise to such lien. All amounts paid or incurred by Landlord in connection therewith shall be paid by Tenant to Landlord on demand and shall bear interest from the date of demand until paid at the rate set forth in Section 15.10 below. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or material man for the performance of any labor or the furnishing of any materials for any specific improvement, alteration or repair of or to the Building or the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanic’s or other liens against the interest of Landlord in the Property or the Premises.

ARTICLE 10

TAXES ON TENANT’S PROPERTY

Tenant shall be liable for and shall pay, prior to their becoming delinquent, any and all taxes and assessments levied against, and any increases in Real Estate Taxes as a result of, any personal property or trade or other fixtures placed by Tenant in or about the Premises and any improvements (other than Tenant’s Improvements) constructed in the Premises by or on behalf of Tenant.

ARTICLE 11

SUBLETTING AND ASSIGNING

SECTION 11.1 SUBLEASE AND ASSIGNMENT. Tenant shall not assign this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise (it being agreed that for purposes of this Lease, assignment shall include, without limitation, the transfer of a majority interest of stock, partnership or other forms of ownership interests, merger or dissolution) or mortgage or pledge the same, or sublet the Premises or any part thereof or permit the Premises to be occupied by any firm, person, partnership or corporation or any combination thereof, other than Tenant, without the prior written consent of Landlord. In no event shall any assignment or sublease ever release Tenant from any obligation or liability hereunder. Notwithstanding the previous provisions of this Section 11.1 but subject to the remaining Sections of this Article 11 other than Section 11.5, Tenant may assign this Lease in connection with an initial public offering or subject to the following requirements (a) through (d) as a result of a sale of all or substantially all of the ownership interest in Tenant without Landlord’s consent provided that (a) the tangible net worth of the resulting tenant as of the date of the sale is at least equal to $10,000,000, (b) Tenant is not in default under this Lease or any agreement related to this Lease, (c) the density of persons of the resulting tenant is not greater than Building standard density, and (d) Tenant provides to Landlord written notice of such sale within fifteen (15) days after the effective date thereof along with evidence satisfactory to Landlord confirming the immediately preceding requirements (a) through (c).

SECTION 11.2 TENANT’S CONTINUING OBLIGATIONS. Without limiting Landlord’s consent rights and as a condition to obtaining Landlord’s consent, (i) each assignee must assume all obligations under this Lease and (ii) each subtenant must confirm that its sublease is subject and subordinate to this Lease. In addition, each assignee and subtenant shall agree to cause the Premises to comply at all times with all requirements of the Disability Acts (as amended), including, but not limited to, obligations arising out of or associated with such assignee’s or subtenant’s use of or activities or business operations conducted within the Premises. No assignee or subtenant of the Premises or any portion thereof may assign or sublet the Premises or any portion thereof. Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord’s rights as to any subsequent assignments and/or sublettings. All reasonable legal fees and expenses incurred by Landlord in connection with any assignment or sublease proposed by Tenant will be the responsibility of Tenant and will be paid by Tenant upon receipt of an invoice from Landlord.

SECTION 11.3 LANDLORD’S RIGHTS RELATING TO ASSIGNEE OR SUBTENANT. To the extent the rentals or income derived from any sublease or assignment exceed the rentals due hereunder, all such excess rentals shall be the property of and paid over to Landlord in consideration for Landlord’s consent to the applicable assignment or sublease. Landlord may at its option collect directly from such assignee or subtenant all rents becoming due to Tenant under such assignment or sublease. Tenant hereby authorizes and directs any such assignee or subtenant to make such payments of rent directly to Landlord upon receipt of notice from Landlord, and Tenant agrees that any such payments made by an assignee or subtenant to Landlord shall, to the extent of the payments so made, be a full and complete release and discharge of rent owed to Tenant by such assignee or subtenant. No direct collection by Landlord from any such assignee or subtenant shall be construed to constitute a novation or a release of Tenant or any guarantor of Tenant from the further performance of its obligations hereunder. Receipt by Landlord of any rent from any assignee, subtenant or occupant of the Premises or any part thereof shall not be deemed a waiver of the above covenant in this Lease against assignment and subletting or a release of Tenant under this Lease. In the event that, following an assignment or subletting, this Lease or the rights and obligations of Tenant hereunder are terminated for any reason, including without limitation in connection with default by or bankruptcy of Tenant (which, for the purposes of this Section 11.3, shall include all persons or entities claiming by or through Tenant), Landlord may, at its sole option, consider this Lease to be thereafter a direct lease to the assignee or subtenant of Tenant upon the terms and conditions contained in this Lease.

SECTION 11.4 ERISA AND UBTI RESTRICTIONS. Notwithstanding anything to the contrary contained herein, including, without limitation Section 11.1 and Section 11.2 above, no assignment or subletting shall be permitted if (i) the proposed assignee or subtenant or any person which, directly or indirectly, controls, is controlled by, or is under common control with, the proposed assignee or subtenant directly or indirectly, controls, is controlled by, or is under common control with Landlord or any person who controls Landlord; and (ii) the proposed assignment or sublease (a) provides for a rental or other payment for the leasing, use, occupancy or utilization of all or any portion of the Premises based, in whole or in part, on the income or profits derived by any person from the property so leased, used, occupied or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales or (b) does not provide that such assignee or subtenant shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of all or any portion of the Premises which provides for a rental or other payment for such use, occupancy or utilization based, in whole or in part, on the income or profits derived by any person from the property so leased, used, occupied or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales; or (iii) in the reasonable opinion of Landlord’s counsel, such proposed assignment or subletting will (a) cause a violation of the Employee Retirement Income Security Act of 1974 by such proposed assignee or subtenant, by Landlord, or by any person which, directly or indirectly, controls, is controlled by, or is under common control with, Landlord or any person who controls Landlord or (b) result in Landlord, or any person which, directly or indirectly controls Landlord, receiving “unrelated business taxable income” (as defined in the Internal Revenue Code).

SECTION 11.5 RECAPTURE. Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice of any proposed assignment or sublease, to recapture the portion of the Premises to be assigned or subleased. Such recapture notice shall cancel and terminate this Lease with respect to such portion of the Premises as of the date stated in Tenant’s notice as the effective date of the proposed assignment or sublease, as the case may be (or at Landlord’s option, shall cause the proposed assignment or sublease to be made to Landlord or its agent, in which case the parties shall execute the documentation promptly thereafter). If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.

ARTICLE 12

TRANSFERS BY LANDLORD, SUBORDINATION AND

TENANT’S ESTOPPEL CERTIFICATE

SECTION 12.1 SALE OF THE PROPERTY. In the event of a sale, transfer or conveyance by Landlord of the Property (which sale, transfer or conveyance by Landlord may be consummated freely without consent or approval of Tenant), the same shall operate to release Landlord from any and all liability under this Lease arising after the date of such sale, provided that if a Security Deposit has been made by Tenant, Landlord shall not be released from liability with respect thereto unless Landlord transfers the Security Deposit to the purchaser and the purchaser assumes liability therefore in writing.

SECTION 12.2 SUBORDINATION, ATTORNMENT AND NOTICE. This Lease is subject and subordinate to (i) any lease wherein Landlord is the tenant and to the liens of any and all mortgages and deeds of trust, regardless of whether such lease, mortgage or deed of trust now exists or may hereafter be created with regard to all or any part of the Property, (ii) any and all advances (including interest thereon) to be made under any such lease, mortgage or deed of trust and (iii) all modifications, consolidations, renewals, replacements and extensions of any such lease, mortgage or deed of trust. Tenant also agrees that any lessor, mortgagee or trustee may elect (which election shall be revocable) to have this Lease superior to any lease or lien of its mortgage or deed of trust and, in the event of such election and upon notification by such lessor, mortgagee or trustee to Tenant to that effect, this Lease shall be deemed superior to the said lease, mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said lease, mortgage or deed of trust. Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Premises (except in a sale-leaseback financing transaction), or in the event of the termination of any lease in a sale-leaseback financing transaction wherein Landlord is the lessee, attorn to and recognize such purchaser, assignee or mortgagee as Landlord under this Lease. Tenant shall, in the event of any proceedings brought for the foreclosure of, or in the event of the exercise of the power of sale under, any mortgage or deed of trust covering the Premises, attorn to and recognize purchaser at such sale, assignee or mortgagee, as the case may be, as Landlord under this Lease. The above subordination and attornment clauses shall be self-operative and no further instruments of subordination or attornment need be required by any mortgagee, trustee, lessor, purchaser or assignee. In confirmation thereof, Tenant agrees that, upon the request of Landlord, or any such lessor, mortgagee, trustee, purchaser or assignee, Tenant shall execute and deliver any reasonable instruments as may be required for such purposes and to carry out the intent of this Section 12.2.

SECTION 12.3 TENANT’S ESTOPPEL CERTIFICATE. Tenant shall, within five (5) days after receipt of the request of Landlord or any mortgagee of Landlord, without additional consideration, deliver an estoppel certificate, consisting of reasonable statements required by Landlord, any mortgagee or purchaser of any interest in the Property, which statements may include but shall not be limited to the following: this Lease is in full force and effect, with rental paid through a current date; this Lease has not been modified or amended; Landlord is not in default and Landlord has fully performed all of Landlord’s obligations hereunder; and such other statements as may reasonably be required by the requesting party. If Tenant is unable to make any of the statements contained in the estoppel certificate because the same is untrue, Tenant shall with specificity state the reason why such statement is untrue. Tenant shall, if requested by Landlord or any such mortgagee, deliver to Landlord a fully executed instrument in form reasonably satisfactory to Landlord evidencing the agreement of Tenant to the mortgage or other hypothecation by Landlord of the interest of Landlord hereunder.

ARTICLE 13

DEFAULT

SECTION 13.1 DEFAULTS BY TENANT. The occurrence of any of the events described in subsections 13.1.1 through 13.1.8 shall constitute a default by Tenant under this Lease.

13.1.1	Failure to Pay Rent. Any failure by Tenant to pay Rent or to make any other payment required to be made by Tenant hereunder when due, provided that the first two (2) such failures during any consecutive twelve (12) month period shall not be a default if Tenant pays the amount due plus late fees within five (5) days after written notice from Landlord, with no other notice being required for default in payment of Rent.

13.1.2	Failure to Perform. Except for a failure covered by subsection 13.1.1 above or 13.1.3 below, any failure by Tenant to observe and perform any provision of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after Tenants receipt of written notice to Tenant, provided that if such failure cannot be cured within said thirty (30) day period, Tenant shall not be in default hereunder so long as Tenant commences curative action within such thirty (30) day period, diligently and continuously pursues the curative action and fully and completely cures the failure within sixty (60) days after such written notice to Tenant.

13.1.3	Continual Failure to Perform. The third failure by Tenant in any twelve (12) month period to perform and observe a particular provision of this Lease to be observed or performed by Tenant (other than the failure to pay Rent, which in all instances will be covered by subsection 13.1.1 above), no notice being required for any such third failure.

13.1.4	Bankruptcy, Insolvency, Etc. Tenant or any guarantor of Tenant’s obligations hereunder (hereinafter called “Guarantor”, whether one (1) or more), (i) cannot meet its obligations as they become due, (ii) becomes or is declared insolvent according to any law, (iii) makes a transfer in fraud of creditors according to any Applicable Laws, (iv) assigns or conveys all or a substantial portion of its property for the benefit of creditors or (v) files a petition for relief under the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (collectively, “applicable bankruptcy law”); a receiver or trustee is appointed for Tenant or Guarantor or its property; the interest of Tenant or Guarantor under this Lease is levied on under execution or under other legal process; any involuntary petition is filed against Tenant or Guarantor under applicable bankruptcy law; or any action is taken to reorganize or modify Tenant’s or Guarantor’s capital structure if Tenant or Guarantor is a corporation or other entity (provided that no such levy, execution, legal process or petition filed against Tenant or Guarantor shall constitute a breach of this lease if Tenant or Guarantor shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within ninety (90) days from the date of its creation, service or filing).

13.1.5	Loss of Right to do Business. If Tenant is a corporation or limited partnership, Tenant fails to maintain its right to do business in the State of Texas or fails to pay any applicable annual franchise taxes as and when same become finally due and payable, and which so remain for ten (10) days after written notice from Landlord to Tenant.

13.1.6	Dissolution or Liquidation. If Tenant is a corporation or partnership, Tenant dissolves or liquidates or otherwise fails to maintain its corporate or partnership structure, as applicable.

SECTION 13.2 REMEDIES OF LANDLORD.

13.2.1	Termination of the Lease. Upon the occurrence of a default by Tenant hereunder, Landlord may, without judicial process, terminate this Lease by giving written notice thereof to Tenant (whereupon all obligations and liabilities of Landlord hereunder shall terminate) and, without further notice and without liability, repossess the Premises. Landlord shall be entitled to recover all loss and damage Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise, including without limitation, the following (without duplication of any element of damages):

(a)	accrued Rent to the date of termination and Late Charges, plus interest thereon at the rate established under Section 15.10 below from the date due through the date paid or date of any judgment or award by any court of competent jurisdiction, the unamortized cost of Tenant’s Improvements, brokers’ fees and commissions, attorneys’ fees, moving allowances and any other costs incurred by Landlord in connection with making or executing this Lease, the cost of recovering the Premises and the costs of reletting the Premises (including, without limitation, advertising costs, brokerage fees, leasing commissions, reasonable attorneys’ fees and refurbishing costs and other costs in readying the Premises for a new tenant);

(b)	the present value of the Rent (discounted at a rate of interest equal to six percent [6%] per annum [the “Discount Rate”]) that would have accrued under this Lease for the balance of the Lease term but for such termination, reduced by the reasonable fair market rental value of the Premises for such balance of the Lease term (determined from the present value of the actual base rents, discounted at the Discount Rate, received and to be received from Landlord’s reletting of the Premises or, if the Premises are not relet, the base rents, discounted at the Discount Rate, that would be received from a comparable lease and comparable tenant for a comparable term and taking into account among other things, the condition of the Premises, market conditions and the period of time the Premises may reasonably remain vacant before Landlord is able to re-lease the same to a suitable replacement tenant);

(c)	plus any other costs or amounts necessary to compensate Landlord for its damages.

13.2.2	Repossession and Re-Entry. Upon the occurrence of a default by Tenant hereunder, Landlord may, without judicial process, immediately terminate Tenant’s right of possession of the Premises (whereupon all obligations and liability of Landlord hereunder shall terminate), but not terminate this Lease, and, without notice, demand or liability, enter upon the Premises or any part thereof, take absolute possession of the same, expel or remove Tenant and any other person or entity who may be occupying the Premises and change the locks. If Landlord terminates Tenant’s possession of the Premises under this subsection 13.2.2, (i) Landlord shall have no obligation whatsoever to tender to Tenant a key for new locks installed in the Premises, and (ii) Tenant shall have no further right to possession of the Premises. Landlord may, however, at its sole option relet the Premises or any part thereof for such terms and such rents as Landlord may in its sole discretion elect. If Landlord elects to relet the Premises, rent received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord (in such order as Landlord shall designate), second, to the payment of any costs of such reletting, including, without limitation, refurbishing costs, reasonable attorneys’ fees, advertising costs, brokerage fees and leasing commissions and third, to the payment of Rent due and unpaid hereunder (in such order as Landlord shall designate), and Tenant shall satisfy and pay to Landlord any deficiency upon demand therefor from time to time. Landlord shall not be responsible or liable for any failure to relet the Premises or any part thereof or for any failure to collect any rent due upon any such reletting. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such termination is given to Tenant pursuant to subsection 13.2.1 above. If Landlord relets the Premises, either before or after the termination of this Lease, all such rentals received from such lease shall be and remain the exclusive property of Landlord, and Tenant shall not be, at any time, entitled to recover any such rental. Landlord may at any time after a reletting elect to terminate this Lease.

13.2.3	Cure of Default. Upon the occurrence of a default hereunder by Tenant, Landlord may, without judicial process and without having any liability therefor, enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease and Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord, its agents, employees, contractors or otherwise.

13.2.4	Continuing Obligations. No repossession of or re-entering upon the Premises or any part thereof pursuant to subsection 13.2.2 or 13.2.6 above or otherwise and no reletting of the Premises or any part thereof pursuant to subsection 13.2.2 above shall relieve Tenant or any Guarantor of its liabilities and obligations hereunder, all of which shall survive such repossession or re-entering. In the event of any such repossession of or re-entering upon the Premises or any part thereof by reason of the occurrence of a default, Tenant will continue to pay to Landlord Rent required to be paid by Tenant.

13.2.5

Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall, to the extent required by laws, statutes, court rulings now or hereafter adopted by any governmental or other authority (and no further), use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Article 11, or who (a) is not acceptable to Landlord’s mortgagee(s); (b) is an affiliate, parent or subsidiary of Tenant; (c) requires improvements to the Premises to be made at Landlord’s expense; or (d) is unwilling to accept lease terms then proposed by Landlord, including: (i) leasing for a shorter or longer term than remains under this Lease, (ii) re-configuring or combining the Premises with other space, (iii) taking all or only a part of the Premises, and/or (iv) changing the use of the Premises. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part.

13.2.6	Cumulative Remedies. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy set forth herein or otherwise available to Landlord at law or in equity and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute. In addition to the other remedies provided in this Lease and without limiting the preceding sentence, Landlord shall be entitled, to the extent permitted by Applicable Laws, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity.

SECTION 13.3 DEFAULTS BY LANDLORD. Landlord shall be in default under this Lease if and only if Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after Tenant delivers written notice thereof to Landlord and each mortgagee who has a lien against any portion of the Property and whose name and address has been provided to Tenant, provided that if such failure cannot reasonably be cured within said thirty (30) day period, Landlord shall not be in default hereunder if the curative action is commenced within said thirty (30) day period and is thereafter diligently and continuously pursued until cured. In no event shall (i) Tenant claim a constructive or actual eviction or that the Premises have become unsuitable hereunder or (ii) a constructive or actual eviction or breach of any implied warranty be deemed to have occurred under this Lease, prior to the expiration of the notice and cure periods provided under this Section 13.3. Any notice of a failure to perform by Landlord shall be sent to Landlord at the addresses and to the attention of the parties set forth in the Basic Lease Provisions. Any notice of a failure to perform by Landlord not sent to Landlord at all addresses and/or to the attention of all parties required under this Section and to each mortgagee who is entitled to notice or not sent in compliance with Article 14 below shall be of no force or effect. Landlord advises tenant that the current mortgagee of the Property is Bank of America, N.A., whose address is Bank of America, N.A., Capital Markets Services Group 900 West Trade Street, Suite 650, Mail Code NC1-026-06-01, Charlotte, North Carolina 28255.

SECTION 13.4 LANDLORD’S LIABILITY.

13.4.1	Tenant’s Rights in Respect of Landlord Default. Tenant is granted no contractual right of termination by this Lease, except to the extent and only to the extent set forth in Section 8.2 above. If Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the right, title and interest of Landlord in the Property as the same may then be encumbered and the proceeds of any sale thereof, and Landlord shall not be liable for any deficiency. If Landlord is found to be in default hereunder by reason of its failure to give a consent that it is required to give hereunder, Tenant’s sole remedy will be an action for specific performance or injunction. The foregoing sentence shall in no event be construed as mandatorily requiring Landlord to give consents under this Lease. In no event shall Landlord be liable to Tenant for consequential or special damages by reason of a failure to perform (or a default) by Landlord hereunder or otherwise. In no event shall Tenant have the right to levy execution against any property of Landlord other than its interest in the Property as hereinbefore expressly provided. Nothing in this Section 13.4.1 will preclude or prohibit Tenant from seeking declaratory judgment or other equitable relief to which it may be entitled.

13.4.2

CERTAIN LIMITATIONS ON LANDLORD’S LIABILITY. UNLESS CAUSED BY LANDLORD’S, OR ITS AGENT’S OR EMPLOYEE’S (ACTING IN THE COURSE AND SCOPE OF THEIR AGENCY OR EMPLOYMENT) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND WITHOUT LIMITING THE PROVISIONS OF SECTION 7.4, IN NO EVENT SHALL LANDLORD HAVE ANY LIABILITY TO TENANT FOR ANY CLAIMS,

ACTIONS, DEMANDS, COSTS, EXPENSES, DAMAGE OR LIABILITY OF ANY KIND (I) ARISING OUT OF THE USE, OCCUPANCY OR ENJOYMENT OF THE PREMISES BY TENANT OR ANY PERSON THEREIN OR HOLDING UNDER TENANT OR BY OR THROUGH THE ACTS OR OMISSIONS OF ANY OF THEIR RESPECTIVE EMPLOYEES, OFFICERS, AGENTS, INVITEES OR CONTRACTORS, (II) CAUSED BY OR ARISING OUT OF FIRE, EXPLOSION, FALLING SHEETROCK, GAS, ELECTRICITY, WATER, RAIN, SNOW OR DAMPNESS, OR LEAKS IN ANY PART OF THE PREMISES, (III) CAUSED BY OR ARISING OUT OF DAMAGE TO THE ROOF, PIPES, APPLIANCES OR PLUMBING WORKS OR ANY DAMAGE TO OR MALFUNCTION OF HEATING, VENTILATION OR AIR CONDITIONING EQUIPMENT OR (IV) CAUSED BY TENANTS OR ANY PERSONS EITHER IN THE PREMISES OR ELSEWHERE IN THE BUILDING (OTHER THAN COMMON AREAS) OR BY OCCUPANTS OF PROPERTY ADJACENT TO THE BUILDING OR COMMON AREAS OR BY THE PUBLIC OR BY THE CONSTRUCTION OF ANY PRIVATE, PUBLIC OR QUASI-PUBLIC WORK. IN NO EVENT SHALL LANDLORD BE LIABLE TO TENANT FOR ANY LOSS OF OR DAMAGE TO PROPERTY OF TENANT OR OF OTHERS LOCATED IN THE PREMISES OR THE BUILDING BY REASON OF THEFT OR BURGLARY. IN ADDITION TO THE FOREGOING, IN NO EVENT SHALL LANDLORD HAVE ANY LIABILITY TO TENANT FOR ANY PUNITIVE OR CONSEQUENTIAL DAMAGES. NOTHING IN THIS SUBSECTION 13.4.2 SHALL AFFECT TENANT’S ABATEMENT AND TERMINATION RIGHTS UNDER THIS LEASE WHICH ARE BASED UPON A TIME CERTAIN.

SECTION 13.5 WAIVER OF CONSUMER RIGHTS. TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES — CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY ADOPTS THIS WAIVER.

SECTION 13.6 LANDLORD’S LIEN. Tenant grants to Landlord an express contract lien on and security interest in and to all goods, equipment, furnishings, fixtures, furniture, chattels and personal property of whatever nature owned by Tenant attached or affixed to or used in and about the Premises on the date of this Lease or at any time after the date of this Lease or otherwise located in the Premises and all renewals or replacements or substitutions for any of the foregoing, all building materials and equipment now or hereafter delivered to the Premises and intended to be installed in the Premises and all proceeds of the foregoing (including by way of illustration, but not limitation, proceeds of any insurance which may accrue to Tenant by reason of damage or destruction of any such property). A photographic or other reproduction of this Lease is sufficient and may be filed as a financing statement. Landlord shall have all the rights and remedies of a secured party under the Texas Business and Commerce Code and this lien and security interest may be foreclosed by process of law. The requirement of reasonable notice prior to any sale under Article 9 of the Texas Business and Commerce Code shall be met if such notice is given in the manner prescribed herein at least ten (10) days before the day of sale. Any sale made pursuant to the provisions of this Section shall be deemed to have been a public sale conducted in a commercially reasonable manner if held in the Premises after the time, place and method of sale and a general description of the types of property to be sold have been advertised for ten (10) consecutive days prior to the date of sale in a daily newspaper published in the county in Texas where the Building is located. Landlord acknowledges that most, if not all, of Tenant’s current equipment is financed and that most, if not all of Tenant’s future equipment to be placed in the Premises will be purchased with financing. Landlord hereby subordinates its lien granted in this Section to any current liens and agrees to subordinate such lien to any future lien with respect to a loan to purchase additional equipment to be located in the Premises.

ARTICLE 14

NOTICES

Any notice or communication required or permitted in this Lease shall be given in writing, sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) United States mail, postage prepaid, registered or certified mail, return receipt requested or (d) prepaid telegram (provided that such telegram is confirmed by expedited delivery service or by mail in the manner previously described), addressed as provided in Item 14 of the Basic Lease Provisions and Section 13.3 above or to such other address or to the attention of such other person as shall be designated from time to time in writing by the applicable party and sent in accordance herewith. Notice also may be given by telex or fax, provided each such transmission is confirmed (and such confirmation is supported by documented evidence) as received and further provided a telex or fax number, as the case may be, is set forth in Item 14 of the Basic Lease Provisions. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telegram or telex or fax, upon receipt.

ARTICLE 15

MISCELLANEOUS PROVISIONS

SECTION 15.1 BUILDING NAME AND ADDRESS. Tenant shall not, without the written consent of Landlord, use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises and in no event shall Tenant acquire any rights in or to such names. Landlord shall have the right at any time to change the name, number or designation by which the Building is known.

SECTION 15.2 SIGNAGE. Tenant shall not inscribe, paint, affix or display any signs, advertisements or notices on or in the Building, except for such tenant identification information as Landlord permits to be included or shown on the directory in the main lobby and adjacent to the access door or doors to the Premises. Tenant will be allowed to have its name listed on the Building’s directory board or directory monitor.

SECTION 15.3 NO WAIVER. No waiver by Landlord or by Tenant of any provision of this Lease shall be deemed to be a waiver by either party of any other provision of this Lease. No waiver by Landlord of any breach by Tenant shall be deemed a waiver of any subsequent breach by Tenant of the same or any other provision. No waiver by Tenant of any breach by Landlord shall be deemed a waiver of any subsequent breach by Landlord of the same or any other provision. The failure of Landlord or Tenant to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. Tenant’s consent to or approval of any act by Landlord requiring Tenant’s consent or approval shall not be deemed to render unnecessary the obtaining of Tenant’s consent to or approval of any subsequent act of Landlord. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless done in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of this Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach. The payment of Rent by Tenant following a breach of this Lease by Landlord shall not constitute a waiver by Tenant of any such breach or any other breach. No waiver by Landlord or Tenant of any provision of this Lease shall be deemed to have been made unless such waiver is expressly stated in writing signed by the waiving party. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent due under this Lease shall be deemed to be other than on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy which may be available to Landlord.

SECTION 15.4 APPLICABLE LAW. This Lease shall be governed by and construed in accordance with the laws of the State of Texas.

SECTION 15.5 COMMON AREAS. “Common Areas” will mean all areas, spaces, facilities and equipment (whether or not located within the Building) made available by Landlord for the common and joint use of Landlord, Tenant and others designated by Landlord using or occupying space in the Building, including but not limited to, tunnels, walkways, sidewalks and driveways necessary for access to the Building, Building lobbies, landscaped areas, public corridors, public rest rooms, Building stairs, elevators open to the public, service elevators (provided that such service elevators shall be available only for tenants of the Building and others designated by Landlord), drinking fountains and any such other areas and facilities, if any, as are designated by Landlord from time to time as Common Areas. Common Areas shall not include the Garage. “Service Corridors” shall mean all loading docks, loading areas and all corridors that are not open to the public but which are available for use by Tenant and others designated by Landlord. “Service Areas” will refer to areas, spaces, facilities and equipment serving the Building (whether or not located within the Building) but to which Tenant and other occupants of the Building will not have access, including, but not limited to, mechanical, telephone, electrical and similar rooms and air and water refrigeration equipment. Tenant is hereby granted a nonexclusive right to use the Common Areas and Service Corridors during the term of this Lease for their intended purposes, in common with others designated by Landlord, subject to the terms and conditions of this Lease, including, without limitation, the Rules and Regulations. The Building, Common Areas, Service Corridors and Service Areas will be at all times under the exclusive control, management and operation of the Landlord. Tenant agrees and acknowledges that the Premises (whether consisting of less than one floor or consisting of one or more full floors within the Building) do not include, and Landlord hereby expressly reserves for its sole and exclusive use, any and all mechanical, electrical, telephone and similar rooms, janitor closets, elevator, pipe and other vertical shafts and ducts, flues, stairwells, any area above the acoustical ceiling and any other areas not specifically shown on Exhibit A as being part of the Premises.

SECTION 15.6 SUCCESSORS AND ASSIGNS. Subject to Article 11 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

SECTION 15.7 BROKERS. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the broker named in Item 10 of the Basic Lease Provisions and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Lease. Tenant agrees to indemnify and hold harmless Landlord from and against, and reimburse Landlord for and with respect to, any liability or claim, whether meritorious or not, arising in respect to brokers and/or agents claiming by, through or under Tenant and not so named. Landlord has agreed to pay the fees of the broker (but only the broker) named in Item 10 of the Basic Lease Provisions in accordance with a separate written agreement with such broker.

SECTION 15.8 SEVERABILITY. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the application of such provisions to other persons or circumstances and the remainder of this Lease shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

SECTION 15.9 EXAMINATION OF LEASE. Submission by Landlord of this instrument to Tenant for examination or signature does not constitute a reservation of or option for lease. This Lease will be effective as a lease only upon execution by and delivery to both Landlord and Tenant.

SECTION 15.10 INTEREST ON TENANT’S OBLIGATIONS. Any amount due from Tenant to Landlord which is not paid within thirty (30) days after the date due shall bear interest at the lower of (i) eighteen percent (18%) per annum or (ii) the highest rate from time to time allowed by Applicable Laws, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure the default.

SECTION 15.11 TIME. Time is of the essence in this Lease and in each and all of the provisions hereof. Whenever a period of days is specified in this Lease, such period shall refer to calendar days unless otherwise expressly stated in this Lease.

SECTION 15.12 DEFINED TERMS AND MARGINAL HEADINGS. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. If more than one person is named as Tenant, the obligations of such persons are joint and several. The headings and titles to the articles, sections and subsections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease.

SECTION 15.13 AUTHORITY OF TENANT. Tenant and each person signing this Lease on behalf of Tenant represents to Landlord as follows: Tenant, if a corporation, is duly incorporated and legally existing under the laws of the state of its incorporation and is or will by April 1, 2006 be duly qualified to do business in the State of Texas. Tenant, if a partnership or joint venture, is duly organized under the Texas Uniform Partnership Act. Tenant, if a limited partnership, is duly organized under the applicable limited partnership act of the State of Texas or, if organized under the laws of a state other than Texas, is qualified under said Texas limited partnership act. Tenant has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and other documentation to lease the Premises and to carry on its business as now conducted and as contemplated to be conducted. Each person signing on behalf of Tenant is authorized to do so. The foregoing representations in this Section 15.13 shall also apply to any corporation, partnership, joint venture or limited partnership which is a general partner or joint venturer of Tenant.

SECTION 15.14 FORCE MAJEURE. Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, the party taking the action shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of such party; provided, however, in no event shall the foregoing apply to the financial obligations of either Landlord or Tenant to the other under this Lease, including Tenant’s obligation to pay Basic Annual Rent, Additional Rent or any other amount payable to Landlord hereunder.

SECTION 15.15 RECORDING. This Lease shall not be recorded.

SECTION 15.16 NO REPRESENTATIONS. LANDLORD AND LANDLORD’S AGENTS HAVE MADE NO WARRANTIES, REPRESENTATIONS OR PROMISES (EXPRESS OR IMPLIED) WITH RESPECT TO THE PREMISES, THE BUILDING OR ANY OTHER PART OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, THE CONDITION, USE OR SUITABILITY OF THE PREMISES, THE BUILDING OR THE PROPERTY), EXCEPT AS HEREIN EXPRESSLY SET FORTH AND NO RIGHTS, EASEMENTS OR LICENSES ARE ACQUIRED BY TENANT BY IMPLICATION OR OTHERWISE EXCEPT AS EXPRESSLY SET FORTH IN THE PROVISIONS OF THIS LEASE.

SECTION 15.17 ATTORNEYS’ FEES. In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action (including, without limitation, all costs of appeal) and such amount shall be included in any judgment rendered in such proceeding.

SECTION 15.18 NO LIGHT, AIR OR VIEW EASEMENT. Any diminution or shutting off of light, air or view by any structure which may be erected on the Property or lands adjacent to the Property shall in no way affect this Lease or impose any liability on Landlord (even if Landlord is the adjacent land owner).

SECTION 15.19 RELOCATION. Upon one hundred eighty (180) days advance written notice to Tenant (the “Relocation Notice”), Landlord shall have the right to relocate Tenant to other space in the Building (the “Substitute Premises”) provided such other space is located on a data center floor and is equal in size to or larger in size than the Premises. Landlord shall pay all reasonable out-of-pocket expenses of any such relocation, including the expenses of moving and construction of improvements substantially similar to Tenant’s Improvements and other improvements installed with the written consent of Landlord and prior to the date of the Relocation Notice. In the event of such relocation, this Lease shall continue in full force and effect without any change in the terms or other conditions, except that the Substitute Premises shall be the Premises and an Exhibit A showing the Substitute Premises shall be substituted for the Exhibit A attached hereto. If requested by Landlord, Tenant shall execute an amendment to this Lease evidencing the foregoing.

SECTION 15.20 SURVIVAL OF INDEMNITIES. Each indemnity agreement and hold harmless agreement contained herein shall survive the expiration or termination of this Lease.

SECTION 15.21 CALCULATIONS. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that each provision of this Lease for determining changes, amounts and additional rent payable by Tenant (i) is commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges and (ii) constitutes a “method by which the charge is to be computed” for purposes of Section 93.004 of the Texas Property Code. ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF TENANT UNDER SECTION 93.004 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS MAY BE HEREAFTER AMENDED OR SUCCEEDED.

SECTION 15.22 ENTIRE AGREEMENT. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Lease, as of the date first written in this Lease.

LANDLORD

AGBRI FANNIN, L.P., a Delaware limited partnership
By:	SWSG II, L.P., a Delaware limited partnership
Its:	Authorized Agent
By:	SWSG II, Inc., a Delaware corporation
Its:	General Partner

By:	/s/ Jim Ingebritsen
Name:	Jim Ingebritsen
Title:	CFO

TENANT
MEDIDATA SOLUTIONS, INC., a Delaware corporation

By:	/s/ Peter B. Harker
Name:	Peter B. Harker
Title:	CFO

EXHIBIT A

FLOOR PLAN

This Exhibit is attached to and a part of that certain Lease Agreement dated as of March 13, 2006, executed by and between AGBRI FANNIN, L.P., a Delaware limited partnership (“Landlord”), and MEDIDATA SOLUTIONS, INC., a Delaware corporation (“Tenant”). Any capitalized term not defined herein shall have the meaning assigned to it in the Lease. Landlord and Tenant agree that the floor plans attached to this Exhibit are the floor plans for the Premises.

See Attached Floor Plan

A-i

FLOOR PLAN

A-ii

EXHIBIT B

LAND LEGAL DESCRIPTION

This Exhibit is attached to and a part of that certain Lease Agreement dated as of March 13, 2006 executed by and between AGBRI FANNIN, L.P., a Delaware limited partnership (“Landlord”), and MEDIDATA SOLUTIONS, INC., a Delaware corporation (“Tenant”). Any capitalized term not defined herein shall have the meaning assigned to it in the Lease. Landlord and Tenant agree that the metes and bounds legal description of the Land is as follows:

A 1.4463 acre (63,000 square feet) tract in the J.S. Holman Survey, Abstract No. 323, being all of Block Two Hundred Ninety-Four (294), South Side of Buffalo Bayou (S.S.B.B.) of the City of Houston, Harris County, Texas, (being the identical property constituting the entirety of Block Two Hundred Ninety-Four (294), described as Parcel “A” in that certain Deed of Trust and Security Agreement dated as of September 29, 1981 and filed for record under Harris County Clerk’s File H-534676), being more particularly described by metes and bounds as follows:

COMMENCING at the City of Houston Engineering Department survey control rod number 43 located in the intersection of Caroline Street and Polk Street;

THENCE, North 55 deg 00 min 00 sec West, along the City of Houston Engineering Department survey reference line in Polk Street, at a distance of 330.00 feet crossing the San Jacinto Street City of Houston Engineering Department survey reference line and continuing in all a distance of 370.00 feet to a point;

THENCE, South 35 deg 00 min 00 sec West, 40.00 feet to a nail set at the intersection of the northwesterly right-of-way line of San Jacinto Street and the southwesterly right-of-way line at Polk Street, the most easterly corner of Block 294 and marking the POINT OF BEGINNING of the herein described tract;

THENCE, South 35 deg 00 sec 00 min West, along the northwesterly right-of-way line of San Jacinto Street, a distance of 250.00 feet to a nail set for corner at the northeasterly right-of-way line of Clay Avenue, marking the most southerly corner of Block 294;

THENCE, North 55 deg 00 min 00 sec West, along the northeasterly right-of-way line of Clay Avenue, a distance of 252.00 feet to an “x” cut set in the southeasterly right-of-way line of Fannin Street, the most westerly corner of Block 294;

THENCE, North 35 deg 00 min 00 sec East, along the southeasterly right-of-way line of Fannin Street, a distance of 250.00 feet to an “X” cut set in the southwesterly line of Polk Avenue, mark the most northerly corner of Block 294;

THENCE, South 55 deg 00 min 00 sec East, along the southwesterly line of Polk Avenue, a distance of 252.00 feet to the POINT OF BEGINNING of the herein described tract and containing 1.4463 acres (63,000 square feet) of land.

B-i

EXHIBIT C

WORK LETTER

(FINISH ALLOWANCE)

This Exhibit is attached to and a part of that certain Agreement dated as of March 13, 2006, executed by and between AGBRI FANNIN, L.P., a Delaware limited partnership (“Landlord”), and MEDIDATA SOLUTIONS, INC., a Delaware corporation (“Tenant”). Any capitalized term not defined herein shall have the meaning assigned to it in the Lease. Landlord and Tenant agree as follows:

1. Tenant’s Improvements. If Tenant desires to make or have Landlord commence any improvements, refurbishing or other changes to the Premises prior to the Rent Commencement Date, it shall obtain Landlord’s written consent thereof prior to commencing any such improvements, refurbishing or other changes to the Premises. Any such improvements, refurbishing or other changes to the Premises approved by Landlord in writing are the “Tenant’s Improvements”.

2. Construction and Costs of Tenant’s Improvements.

2.1	Construction Obligation and Finish Allowance. Landlord agrees to construct Tenant’s Improvements, at Tenant’s cost and expense; provided, however, Landlord shall provide Tenant with an allowance of up to $22,865.00 (the “Finish Allowance”), which allowance shall be disbursed by Landlord, from time to time, for payment of (in the following priority) (i) payment of the Construction Management Fee (hereinafter defined) which shall be deducted from the Finish Allowance, (ii) the contract sum required to be paid to the general contractor engaged to construct Tenant’s Improvements (the “Contract Sum”) and (iii) the fees of the preparer of the any construction plans (the foregoing costs are collectively referred to as the “Permitted Costs”). Upon completion of Tenant’s Improvements and in consideration of Landlord administering the construction of Tenant’s Improvements, Tenant agrees to pay Landlord a fee equal to five percent (5%) of the Contract Sum to construct Tenant’s Improvements (the “Construction Management Fee”), which shall be deducted from the Finish Allowance. In addition to the Finish Allowance, Landlord shall provide one (1) used fifteen (15) ton Liebert unit, but the installation of the Liebert shall be at Tenant’s cost and expense, which shall be a Permitted Cost if installed prior to April 1, 2006.

2.2	Excess Costs. If the sum of the Permitted Costs exceeds the Finish Allowance, then Tenant shall pay all such excess costs (“Excess Costs”), provided, however, Landlord will, prior to the commencement of construction of Tenant’s Improvements, advise Tenant of the Excess Costs, if any, and the Contract Sum. Tenant shall have two (2) business days from and after the receipt of such advice within which to approve or disapprove the Contract Sum and Excess Costs. If Tenant fails to approve same by the expiration of the second such business day, then Tenant shall be deemed to have approved the proposed Contract Sum and Excess Costs. If Tenant disapproves the Contract Sum and Excess Costs within such two (2) business day period, then Tenant shall either reduce the scope of Tenant’s Improvements such that there shall be no Excess Costs or, at Tenant’s option, Landlord shall obtain two (2) additional bids, provided that each day beyond such two (2) business day period and until the rebid is accepted by Tenant shall constitute a Tenant Delay hereunder. Subject to the last sentence of this subsection, the foregoing process shall continue until a Contract Sum and resulting Excess Costs, if any, are accepted or deemed accepted by Tenant. Landlord and Tenant must approve (or be deemed to have approved) the Contract Sum for the construction of Tenant’s Improvements in writing prior to the commencement of construction. If Tenant fails to accept a Contract Sum by May 30, 2006, Landlord shall have the right to terminate this Lease.

2.3	Construction Deposit. Tenant shall remit to Landlord an amount (the “Prepayment”) equal to the projected Excess Costs, if any, within five (5) working days after commencement of construction by Landlord. On or prior to the Commencement Date, Tenant shall deliver to Landlord the actual Excess Costs, minus the Prepayment previously paid. Failure by Tenant to timely tender to Landlord the full Prepayment shall permit Landlord to stop all work until the Prepayment is received and each day of delay caused thereby shall be deemed a day of Tenant Delay. All sums due Landlord under this Section 2.3 shall be considered Rent under the terms of the Lease and nonpayment shall constitute a default under the Lease and entitle Landlord to any and all remedies specified in the Lease.

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3. Delays. Delays in the completion of construction of Tenant’s Improvements or in obtaining a certificate of occupancy, if required by the applicable governmental authority, will not change the Commencement Date referenced in Item 6 unless Tenant is lawfully prohibited from occupying the Premises.

4. Substantial Completion and Punch List. The terms “Substantial Completion” and “Substantially Complete,” as applicable, shall mean when Tenant’s Improvements are sufficiently completed so that Tenant can reasonably use the Premises for the Permitted Use (as described in Item 11 of the Basic Lease Provisions). When Landlord considers Tenant’s Improvements to be Substantially Complete, Landlord will notify Tenant and within two (2) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify and produce a written report listing any necessary touch-up work, repairs and minor completion items as are necessary for final completion of Tenant’s Improvements. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his agreement on punch list items. Landlord will use reasonable efforts to cause the contractor to complete all punch list items within thirty (30) days after agreement thereon.

5. Tenant’s Contractors. If Tenant should desire to enter the Premises or authorize its agent to do so prior to the Commencement Date of the Lease, to perform approved work not requested of the Landlord, Landlord shall permit such entry if:

(a)	Tenant uses only such contractors which Landlord approves in its reasonable discretion and Landlord has approved the plans to be utilized by Tenant, which approval will not be unreasonably withheld; and

(b)	Tenant, its contractors, workmen, mechanics, engineers, space planners or such others as may enter the Premises (collectively, “Tenant’s Contractors”), work in harmony with and do not in any way disturb or interfere with Landlord’s space planners, architects, engineers, contractors, workmen, mechanics or other agents or independent contractors in the performance of their work (collectively, “Landlord’s Contractors”), it being understood and agreed that if entry of Tenant or Tenant’s Contractors would cause, has caused or is causing a material disturbance to Landlord or Landlord’s Contractors, then Landlord may, with notice, refuse admittance to Tenant or Tenant’s Contractors causing such disturbance; and

(c)	Tenant, Tenant’s Contractors and other agents provide Landlord sufficient evidence that each is covered under such Worker’s Compensation, public liability and property damage insurance as Landlord may reasonably request for its protection.

Landlord shall not be liable for any injury, loss or damage to any of Tenant’s installations or decorations made prior to the Commencement Date and not installed by Landlord. Tenant shall indemnify and hold harmless Landlord and Landlord’s Contractors from and against, and reimburse Landlord for and with respect to, any and all costs, expenses, claims, liabilities and causes of action arising out of or in connection with work performed in the Premises by or on behalf of Tenant (but excluding work performed by Landlord or Landlord’s Contractors). Landlord is not responsible for the function and maintenance of Tenant’s Improvements which are different than Landlord’s standard improvements at the Property or improvements, equipment, cabinets or fixtures not installed by Landlord. Such entry by Tenant and Tenant’s Contractors pursuant to this Section 5 shall be deemed to be under all of the terms, covenants, provisions and conditions of the Lease except the covenant to pay Rent.

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6. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

LANDLORD’S REPRESENTATIVE:

NAME	Dan Egger
ADDRESS	1301 Fannin Street, Suite 2400 Houston, Texas 77002
PHONE	713-752-2900

TENANT’S REPRESENTATIVE:

NAME	Louis Gilbert
ADDRESS	1301 Fannin Street, Suite 1275 Houston, Texas 77002
PHONE

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EXHIBIT D

ACCEPTANCE OF PREMISES MEMORANDUM

This Acceptance of Premises Memorandum is being executed pursuant to that certain Lease Agreement (the “Lease”) dated the      day of March, 2006, between AGBRI FANNIN, L.P., a Delaware limited partnership (“Landlord”), and MEDIDATA SOLUTIONS, INC., a Delaware corporation (“Tenant”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain space in the office building located at 1301 Fannin Street in Houston, Texas (the “Building”). Landlord and Tenant hereby agree that:

1. Except for the Punch List Items (as shown on the attached Punch List), Landlord has fully completed the construction work required under the terms of the Lease and the Work Letter attached thereto.

2. The Premises are tenantable, Landlord has no further obligation for construction (except with respect to Punch List Items) and Tenant acknowledges that the Building, the Premises and Tenant’s Improvements are satisfactory in all respects, except for the Punch List Items and are suitable for the Permitted Use.

3. The Rent Commencement Date of the Lease is the      day of             , 2006. If the date set forth in Item 7 of the Basic Lease Provisions is different than the date set forth in the preceding sentence, then Item 7 of the Basic Lease Provisions is hereby amended to be the Commencement Date set forth in the preceding sentence.

4. The Expiration Date of the Lease is the      day of             , 2013. If the date set forth in Item 8 of the Basic Lease Provisions is different than the date set forth in the preceding sentence, then Item 8 of the Basic Lease Provisions is hereby amended to be the Expiration Date set forth in the preceding sentence.

5. Tenant acknowledges receipt of the current Rules and Regulations for the Building.

6. All capitalized terms not defined herein shall have the meaning assigned to them in the Lease.

Agreed and Executed this      day of             , 2006.

LANDLORD
AGBRI FANNIN, L.P., a Delaware limited partnership
By:	SWSG II, L.P., a Delaware limited partnership
Its:	Authorized Agent
By:	SWSG II, Inc., a Delaware corporation
Its:	General Partner

By:
Name:
Title:

TENANT
MEDIDATA SOLUTIONS, INC., a Delaware corporation

By:
Name:
Title:

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EXHIBIT E

GARAGE PARKING AGREEMENT

NON-RESERVED PARKING SPACES

This Exhibit is attached to and a part of that certain Lease Agreement dated as of March 13, 2006, executed by and between AGBRI FANNIN, L.P., a Delaware limited partnership (“Landlord”), and MEDIDATA SOLUTIONS, INC., a Delaware corporation (“Tenant”). Any capitalized term not defined herein shall have the meaning assigned to it in the Lease. Landlord and Tenant agree as follows:

1. Parking Spaces. So long as the Lease of which this Exhibit is a part shall remain in effect, Tenant or persons designated by Tenant shall rent in the Garage on an unreserved and non-exclusive basis three (3) parking spaces in the Garage during the term of this Lease. Landlord shall have the right upon sixty (60) days notice to relocate Tenant’s parking spaces to the Clay Garage. In which event, the rent for such relocated parking spaces shall be the rate from time to time designated by Landlord as standard for the Clay Street Garage plus tax thereon. In addition to the foregoing, subject to availability in Landlord’s reasonable discretion and upon at least thirty (30) days advance written notice to Landlord, Tenant may take and pay for additional permits allowing access to unreserved parking spaces in the Garage (each an “Additional Permit”). Each Additional Permit may be terminated by either party upon at least thirty (30) days notice to the other party.

2. Parking Rental. The rent for such parking spaces shall be the rate from time to time designated by Landlord as standard for the Building plus tax thereon. On the execution date of the Lease, the rate is the rate of $140.00 per month plus tax thereon for each unreserved parking space. Landlord shall provide Tenant at least thirty (30) days notice of any change in the parking rates at the Garage and the giving of such notice shall be deemed an amendment to this Exhibit and Tenant shall thereafter pay the adjusted rent. All payments of rent for parking spaces shall be made (i) at the same time as Basic Monthly Rent is due under the Lease and (ii) to Landlord or to such persons (for example but without limitation, the manager of the Garage) as Landlord may direct from time to time.

3. Lost Parking Cards. There will be a replacement charge payable by Tenant equal to the amount posted from time to time by Landlord for loss of any magnetic parking card or parking sticker issued by Landlord.

4. Validation. Tenant may validate visitor parking, by such method or methods as Landlord or the Garage operator may approve, at the validation rate from time to time generally applicable to visitor parking. Landlord expressly reserves the right to redesignate parking areas and to modify the parking structure for other uses or to any extent.

5. Parking Stickers and Cards. Parking stickers or any other device or form of identification supplied by Landlord shall remain the property of Landlord and shall not be transferable.

6. Damage to or Condemnation of Garage. If Landlord fails or is unable to provide any parking space to Tenant in the Garage because of damage or condemnation, such failure or inability shall never be deemed to be a default by Landlord as to permit Tenant to terminate the Lease, either in whole or in part, but Tenant’s obligation to pay rent for any such parking space which is not provided by Landlord shall be abated for so long as Tenant does not have the use of such parking space and such abatement shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of such failure or inability to provide Tenant with such parking space.

7. Rules and Regulations. A condition of any parking shall be compliance by the parker with Building Garage and/or Clay Garage rules and regulations, including any sticker or other identification system established by Landlord. Building Garage and/or Clay Garage managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations. The rates for daily and monthly contract parking are subject to change. The following Rules and Regulations are in effect until notice is given to Tenant of any change. Landlord reserves the right to modify and/or adopt such other reasonable and generally applicable rules and regulations for the Building Garage and/or Clay Garage as it deems necessary for the operation of the Building Garage and/or Clay Garage. Violations of the Rules and Regulations may result in vehicle being towed away at owner expense and/or loss of parking privileges.

(a)	Cars must be parked entirely within the stall lines painted on the floor.

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(b)	All directional signs and arrows must be observed.

(c)	The speed limit is five (5) miles per hour. Headlights should be used at all times in the garage.

(d)	Pedestrian traffic is not permitted on the ramps. Please exercise caution on the elevator landings and all parking surfaces when wet as surfaces may become slippery.

(e)	Parking is prohibited in areas not striped for parking, aisles, areas where “no parking” signs are posted, in cross hatched areas and in such other areas as may be designated by Landlord or Landlord’s agent(s) including, but not limited to, areas designated as “Visitor Parking” or reserved spaces not rented under this Exhibit or other areas not expressly designated for parking.

(f)	Every parker is required to park and lock his own car. All responsibility for damage to cars or persons or loss of personal possessions is assumed by the parker.

(g)	Spaces which are designated for small (compact), intermediate, or full-sized cars shall be so used. No intermediate or full-size cars shall be parked in parking spaces limited to compact cars.

(h)	Only one (1) parking permit, card, or sticker will be issued to each parker.

(i)	Certain spaces within garage are designated for handicapped persons. These spaces may be used only by vehicles bearing government issued disabled parking license plates or unexpired hangtags. Occupant of vehicle must be the designated handicapped person.

(j)	Vehicles exceeding posted height restrictions risk serious damage to their vehicles and are responsible for any damage caused to their vehicles, the parking garage, building structure, and attachments.

(k)	All parking permits/access cards are the property of the building/garage operator and must be returned when requested. An initial set up fee may be required and there is a fee for replacement permits/access cards.

(l)	Any person who damages any property in garage whether willfully or accidentally will be held financially responsible for repairs or replacements. Willful destruction may also result in permanent loss of parking privileges and/or criminal charges.

(m)	The parking garage may not be used to perform repairs to any vehicle. Minor repairs such as flat tires or dead batteries may be permitted with prior approval of garage/building management. Owner/operator of a vehicle requiring tow must arrange for towing service and notify garage/building operator in advance.

(n)	Any vehicle that, in the sole discretion of garage/building operator, creates a dangerous situation will be removed from garage at owner’s expense.

(o)	Any vehicle parked in garage without being moved for a period of fourteen (14) days will be considered abandoned and may be removed from the garage at owner’s expense. Exceptions may be granted by contacting garage/building operator in advance.

(p)	Smoking is not permitted in the building garage.

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8. Default. Failure to promptly pay the parking rent required hereunder plus all applicable taxes shall constitute a default under this Garage Parking Agreement, and Landlord may, at its option and in addition to all other remedies at law or in equity, terminate Tenant’s rights to use the Garage. Landlord may refuse to permit any person who violates the rules to park in the Garage and any violation of the rules shall subject the car to removal at the car owner’s expense. No such refusal or removal shall create any liability on Landlord or be deemed to interfere with Tenant’s right to quiet possession of the Premises.

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EXHIBIT F

RULES AND REGULATIONS

This Exhibit is attached to and a part of that certain Lease Agreement dated as of March 13, 2006, executed by and between AGBRI FANNIN, L.P., a Delaware limited partnership (“Landlord”), and MEDIDATA SOLUTIONS, INC., a Delaware corporation (“Tenant”). Any capitalized term not defined herein shall have the meaning assigned to it in the Lease. Landlord and Tenant agree as follows:

Subject to the Lease, the following rules, regulations and standards shall be observed by Tenant:

1. Except as expressly permitted in the Lease, Tenant shall not use the Premises, the Building or any other part of the Property to sell any items or services at retail price or cost to the general public without prior written approval of Landlord. The sale of services for stenography, typewriting, blueprinting, duplicating and similar businesses shall not be conducted from or within the Premises, the Building or any other part of the Property for the service or accommodation of occupants of the Building or users of any other part of the Property without the prior written consent of Landlord. Tenant shall not conduct any auction on the Premises or any other part of the Property nor store goods, wares or merchandise on the Premises (except for Tenant’s own personal use) or any other part of the Property.

2. Sidewalks, halls, doorways, vestibules, passageways, stairwells and other similar areas shall not be obstructed or used by Tenant for a purpose other than normal ingress and egress to and from the Premises and Building.

3. Fire arms, weapons, flammable, explosive or other hazardous liquids and materials shall not be brought on the Premises or into the Building or on the Property without the prior written consent of Landlord.

4. Except as expressly permitted in the Lease, Tenant shall not make any alterations or improvements to the Premises without the prior written consent of Landlord. All improvements and the methods of installing and constructing such improvements must be approved in writing by Landlord prior to commencement of installation and/or construction. Should Tenant require telegraphic, telephonic, annunciator or other communication service, Landlord will direct the electrician as to where and how wires are to be introduced and placed, and none shall be introduced or placed except as Landlord shall direct. All contractors and technicians performing work for Tenant within the Building shall be referred to Landlord for approval by Landlord before performing any work, such approval not to be unreasonably withheld, conditioned or delayed.

5. Movement into or out of the Building of freight, furniture, or office equipment for dispatch or receipt by or on behalf of Tenant that requires movement through public corridors or lobbies or entrances to the Building shall be limited to the use of service elevators only and shall be done at hours and in a manner approved in writing by Landlord for such purposes from time to time. Only licensed commercial movers or Tenant’s employees shall be used for the purpose of moving freight, furniture or office equipment to and from the Premises and Building. All hand trucks shall be equipped with rubber tires and rubber side guards. Tenant shall be responsible for all damage to the Building inflicted by Tenant’s agents and employees in moving equipment or furniture into or out of the Building.

6. Requests by Tenant for building services, maintenance or repair may be made by telephone or in writing to the office of the Building manager.

7. Tenant shall not change locks or install additional locks on doors without the prior written consent of Landlord, Tenant shall not make or cause to be made duplicates of keys procured from Landlord. All keys to the Premises, and combinations to vaults shall be surrendered to Landlord upon termination of tenancy. Landlord will furnish Tenant, free of charge, six (6) keys and access cards for each corridor door entering the Leased Premises. Additional keys will be furnished by the Landlord at a reasonable charge to the Tenant when requested in writing by the Tenant. All such keys shall remain the property of the Landlord.

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8. Tenant shall give prompt notice to the office of the Building manager of any damage to or defects in plumbing, electrical fixtures or heating and cooling equipment. Liquids, or other materials or substances which may cause injury to the plumbing, shall not be put into the lavatories, water closets or other plumbing fixtures by Tenant, its agents, employees or invitees, and damages resulting to such fixtures or appliances from misuse by Tenant or Tenant’s agents, employees or invitees shall be paid by Tenant, and Landlord shall not in any case by liable therefor. The water closets and other water fixtures shall not be used for any purpose other than those for which there were constructed and any damage resulting to them from misuse by Tenant shall be borne by the Tenant. Tenant shall not waste water by interfering with the faucets or otherwise.

9. Except as expressly permitted in the Lease, no food shall be prepared in or distributed from the Premises without the prior written approval of the Building manager. Vending machines or dispensing machines of any kind will not be placed in the Premises by Tenant unless prior written approval has been obtained from Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

10. Landlord shall have the power to prescribe the weight and position of safes, filing cabinets or other heavy equipment which may overstress any portion of the floor. Any damage done to the Building by the improper placement of heavy items which overstress the floor will be repaired at the sole expense of Tenant. Tenant shall notify the Building manager when safes or other heavy equipment are taken in or out of the Building, and the moving shall be done under the supervision of the Building manager, after prior written approval from Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

11. Trash shall not be swept or thrown into the corridors, halls, elevator shafts or stairways. Trash shall only be disposed of in appropriate receptacles.

12. Tenant, its employees, or agents, or anyone else who desires to enter the Building after normal working hours, will be required to identify themselves and to sign in upon entry and sign out upon leaving, giving their location during their stay and their time of arrival and departure. The Building will normally be open for business from 7:00 a.m. until 6:00 p.m. Monday through Friday and 8:00 a.m. until 1:00 p.m. on Saturdays, the following holidays excepted: January 1st (New Year’s Day); Last Monday in May (Memorial Day); July 4th (Independence Day); First Monday in September (Labor Day); Fourth Thursday in November (Thanksgiving Day); December 25th (Christmas Day) and any other day on which tenants in other First Class Office Buildings in the Houston central business district are generally closed.

13. Tenant shall not install any solar screen material, window shades, blinds, drapes, awnings, window ventilators, or other similar equipment and any window treatment of any kind whatsoever, without Landlord’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned. Landlord will control all signage visible from the exterior of the Building or Common Areas.

14. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant, its employees or agents, on, about or from any part of the Premises or any other part of the Property without the prior written consent of Landlord. Landlord will provide and maintain a directory in the Building and no other directory shall be permitted.

15. Tenant shall not permit any improper, objectionable or unpleasant noises or odors to be emitted from the Premises.

16. Tenant shall keep all corridor doors, when not in use, closed.

17. Tenant shall at no time use, or permit the use of, the Premises or any portion thereof as sleeping or lodging quarters.

18. Tenant shall not sell lottery tickets or conduct any other form of gambling from or within the Premises or any other part of the Property.

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19. Except for seeing eye dogs assisting the disabled, Tenant shall not keep any animals or birds in or about the Premises or the Building.

20. Tenant shall comply with parking rules and regulations as may be posted and distributed from time to time.

21. Landlord will not be responsible for personal property, equipment, money or jewelry lost or stolen from the Premises.

22. Without in any way limiting any rights retained by Landlord under the Lease, Landlord shall have the right to temporarily close lobby areas and other common areas within the Building in order to complete any renovation or repairs of the Building; provided, however, that the Premises remain accessible to Tenant.

Landlord reserves the right to rescind any of these rules and regulations and to make such other further reasonable rules and regulations as shall from time to time be needed for the safety, protection, care and cleanliness of the Building or any other portion of the Property, the operation of the Building, the preservation of good order in the Building and on the Property, the orderly management of the Building and/or the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations need not be uniform for each tenant and, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed; provided, however, that no such rules and regulations shall materially affect Tenant’s ability to use the Premises for the Permitted Use. These Rules and Regulations and no amendments hereto shall ever be construed to create any obligations on Landlord. In the event of any conflict between these Rules and Regulations and the Lease of which they are a part, the Lease shall control.

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RIDER 1

RENEWAL OPTION

SINGLE RENEWAL TERM

This Rider is attached to and a part of that certain Lease Agreement dated as of March 13, 2006, executed by and between AGBRI FANNIN, L.P., a Delaware limited partnership (“Landlord”), and MEDIDATA SOLUTIONS, INC., a Delaware corporation (“Tenant”). Any capitalized term not defined herein shall have the meaning assigned to it in the Lease. Landlord and Tenant agree as follows:

1.	If, and only if, on the Expiration Date and the date Tenant notifies Landlord of its intention to renew the term of this Lease (as provided below), (i) Tenant is not in default under this Lease, (ii) Tenant then occupies, and the Premises then consist of, at least all the original Premises and (iii) this Lease is in full force and effect, then Tenant, but not any assignee or subtenant of Tenant, shall have and may exercise an option to renew this Lease for one (1) additional term of five (5) years (the “Renewal Term”) upon the same terms and conditions contained in this Lease with the exceptions that (x) this Lease shall not be further available for renewal and (y) the rental for the Renewal Term shall be the “Market Rental Rate”, but in no event will the Base Annual Rent for the Renewal Term be less than the Base Annual Rent for the last twelve (12) calendar months of the initial term of the Lease.

2.	The “Market Rental Rate” is hereby defined to mean the rate (or rates) in the central business district of Houston, Texas, a willing tenant would pay and a willing landlord would accept for a comparable data center transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the building; lease term; amenities of the building; condition of the space; and any concessions and allowances commonly being offered by the landlord for comparable transactions in the Building. The parties agree that although the Market Rental Rate is for space in the central business district, the best evidence of the Market Rental Rate will be the rate then charged for comparable transactions in the Building.

3.	If Tenant desires to renew this Lease, Tenant must notify Landlord in writing of its intention to renew on or before the date which is at least thirteen (13) months but no more than sixteen (16) months prior to the Expiration Date. Landlord shall, within the next sixty (60) days, notify Tenant in writing of Landlord’s determination of the Market Rental Rate (the “Market Rental Notice”). Tenant may accept the terms set forth in Landlord’s Market Rental Notice by delivering written notice (the “Acceptance Notice”) to Landlord of such acceptance within thirty (30) days following delivery of the Market Rental Notice (the “Negotiation Deadline”). Alternatively, if Tenant objects to the terms set forth in the Market Rental Notice, Landlord and Tenant shall negotiate the Market Rental Rate for the Renewal Term in good faith on or before the Negotiation Deadline. If Tenant timely delivers its Acceptance Notice or prior to the Negotiation Deadline Landlord and Tenant agree on the Market Rental Rate, this Lease shall be extended as provided herein and Landlord and Tenant shall enter into an amendment to this Lease to reflect the extension of the term and changes in Rent in accordance with this Rider. If Tenant fails to timely deliver its Acceptance Notice or to timely execute the lease amendment or if the parties have not arrived at a mutually agreeable determination of the Market Rental Rate on or before the Negotiation Deadline, then this Lease shall end on the Expiration Date and Landlord shall have no further obligations or liability hereunder.

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FIRST AMENDMENT TO

OFFICE LEASE AGREEMENT

THIS FIRST AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made by and between AGBRI FANNIN L.P., a Delaware limited partnership (“Landlord”), and MEDIDATA SOLUTIONS, INC., a Delaware corporation (“Tenant”), effective as of the Effective Date (defined below).

W I T N E S S E T H

WHEREAS, Landlord and Tenant have entered into that certain Standard Office Lease Agreement dated as of March 13, 2006, covering the leasing of approximately 4,573 square feet of Agreed Rentable Area in the 1301 Fannin Street Building, Houston, Texas (the “Building”) (the land on which the Building is located is more particularly described in Exhibit B attached to the Lease) consisting of the a portion of the twelfth (12th) floor of the Building as shown on Exhibit A to the Lease, in accordance with the terms, conditions, covenants and obligations contained in the Lease; and

WHEREAS, Tenant desires to lease additional space to expand the Premises, and Landlord and Tenant desire to amend the Lease with respect to the expansion

NOW, THEREFORE, in and for the premises contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

1.	All terms used, but not defined, in this Amendment shall have the meaning given to such terms in the Lease, and the term “Business Day” shall have the meaning given to the term “business day” in subsection 5.1.1 of the Lease.

2.

First Expansion Space. Landlord leases to Tenant and Tenant leases from Landlord approximately 2,276 square feet of additional Agreed Rentable Area (the “First Expansion Space”) known as Suite 1280 located on the twelfth (12th) floor of the Building as shown on the attached Exhibit A, which is incorporated into this Amendment for all purposes. The floor plan drawing attached to the Lease as Exhibit A is supplemented with Exhibit A attached to this Amendment, and the term “Premises” as used in the Lease means and includes approximately 6,849 square feet of Agreed Rentable Area, being the sum of the Rentable Area of the current Premises (4,573 square feet of Agreed Rentable Area) and the First Expansion Space. The lease of the First Expansion Space is subject to all of the terms and conditions of the Lease currently in effect, except as modified in this Amendment.

3.

Condition of the First Expansion Space. Tenant accepts the First Expansion Space in its “as-is” condition. However, any construction of leasehold improvements shall be accomplished and the cost of such construction shall be paid in accordance with the “Work Letter” between Landlord and Tenant attached to this Amendment as Exhibit B. Except as expressly provided in the Work Letter, Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the First Expansion Space or the Premises. BY TAKING POSSESSION OF THE FIRST EXPANSION SPACE, TENANT WAIVES (I) ANY CLAIMS DUE TO DEFECTS IN THE FIRST EXPANSION SPACE, EXCEPT (A)

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MINOR FINISH ADJUSTMENTS IN TENANT’S IMPROVEMENTS (AS DEFINED IN THE WORK LETTER) PERFORMED BY LANDLORD (“PUNCHLIST ITEMS”) SPECIFIED IN REASONABLE WRITTEN DETAIL BY TENANT CONTEMPORANEOUSLY WITH TAKING POSSESSION, AND (B) LATENT DEFECTS IN TENANT’S IMPROVEMENTS PERFORMED BY LANDLORD OF WHICH TENANT NOTIFIES LANDLORD IN WRITING WITHIN 180 DAYS AFTER TAKING POSSESSION; AND (II) ALL EXPRESS AND IMPLIED WARRANTIES OF SUITABILITY, HABITABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. Tenant waives the right to terminate the Lease due to Punchlist Items or the condition of the First Expansion Space.

4. Basic Rent.

a.	The term “First Expansion Space Rent Commencement Date” means the earlier of (i) the date Substantial Completion (as defined in the Work Letter) of the First Expansion Space is achieved pursuant to the Work Letter and (ii) the date Tenant occupies the First Expansion Space, but in no event will the First Expansion Space Rent Commencement Date be after May 1, 2007. Landlord shall not be liable or responsible for any claims, damages or liabilities incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason; provided, however, that to the extent that delays caused solely by Landlord would cause Substantial Completion to be achieved after May 1, 2007, then the First Expansion Space Rent Commencement Date shall be extended on a day for day basis to extent of such delay. Upon determination, Landlord and Tenant, at the request of either, shall execute an amendment to the Lease confirming the First Expansion Space Rent Commencement Date, together with corresponding adjustments to the schedule of Basic Rent.

b.	Commencing on the First Expansion Space Rent Commencement Date and continuing through the initial term of the Lease, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Basic Rent for the First Expansion Space the amounts set forth in the following rent schedule, plus any applicable tax thereon:

FIRST EXPANSION SPACE

Rental Period	Rate Per Square Foot of Agreed Rentable Area	Basic Annual Rent	Basic Monthly Rent
FESRCD* thru 7/31/07	$0.00	$0.00	$0.00
8/01/07 thru 7/31/08	$14.75	$33,571.00	$2,797.58
8/01/08 thru 7/31/09	$15.75	$35,847.00	$2,987.25
8/01/09 thru 7/31/10	$17.00	$38,692.00	$3,224.33
8/01/10 thru 7/31/11	$18.00	$40,968.00	$3,414.00
8/01/11 thru 7/31/13	$19.00	$43,244.00	$3,603.67
* FESRCD – First Expansion Space Rent Commencement Date

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c.	Accordingly, commencing on the First Expansion Space Rent Commencement Date and continuing through the remainder of the initial term of the Lease, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Basic Rent for the entire Premises the amounts set forth in the following rent schedule, plus any applicable tax thereon:

TOTAL PREMISES

Rental Period	Premises	Expansion	Total	Monthly
Present – 7/31/07	$82,314.00	$0.00	$82,314.00	$6,859.50
8/1/07 thru 7/31/08	$82,314.00	$33,571.00	$115,885.00	$9,657.08
8/1/08 thru 3/31/09	$82,314.00	$35,847.00	$118,161.00	$9,846.75
4/1/09 thru 7/31/09	$84,600.50	$35,847.00	$120,447.50	$10,037.29
8/1/09 thru 3/31/10	$84,600.50	$38,692.00	$123,292.50	$10,274.38
4/1/10 thru 7/31/10	$86,887.00	$38,692.00	$125,579.00	$10,464.92
8/1/10 thru 7/31/11	$86,887.00	$40,968.00	$127,855.00	$10,654.58
8/1/11 thru 7/31/13	$86,887.00	$43,244.00	$130,131.00	$10,844.25

5.	Additional Rent. Commencing on the First Expansion Space Rent Commencement Date, Tenant’s Pro Rata Share Percentage shall be increased from 0.5832% to 0.8734% to take the First Expansion Space into consideration.

6.	Permitted Use. The Permitted Use of the First Expansion Space shall be for office space and no other use. Notwithstanding the immediately preceding sentence, Tenant may submit a written request to Landlord to use the First Expansion Space as data center space. Landlord will approve or disapprove such request in writing within ten (10) Business Days after receipt of Tenant’s request. If Landlord fails to approve or disapprove such request within such ten (10) Business Day period, Landlord shall be deemed to have disapproved the request. If Landlord approves the change to data center space usage, which approval shall not be unreasonable withheld, Landlord shall advise Tenant of the Basic Rent that Landlord will charge for, and the amount, if any, of back-up UPS and generator power that Landlord will allocate to, the First Expansion Space to be used as data center space. Tenant shall advise Landlord in writing or whether it accepts or declines such Basic Rent and amounts within three (3) Business Days after receiving notice of them from Landlord. If Tenant fails to so advise Landlord that Tenant accepts such Basic Rent and amounts within such three (3) Business Day period, then Tenant shall be deemed to have declined such amounts and the First Expansion Space shall continue to be used as office space. Upon acceptance of the Basic Rent by Tenant, Landlord shall draft an amendment to the Lease, and after both Landlord and Tenant have signed the amendment, Tenant may commence utilizing the First Expansion Space as data center space.

7.	Chilled Water.

a.	Section 5.1.2(c) of the Lease is changed by replacing the “twenty-three (23) tons” of chilled water at the end of the first sentence of such section to “seventy-five (75) tons”.

b.	Landlord and Tenant have agreed that additional chilled water capacity is needed for the Premises, and therefore, the thirty-seven (37) tons of additional capacity referred to in the penultimate sentence of Section 5.1.2(c) of the Lease is included in the seventy-five (75) tons in Paragraph 7.a above. Consequently, the penultimate sentence of Section 5.1.2(c) of the Lease is deleted.

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c.	Chilled water provided by Landlord under this Section 5.1.2(c) of the Lease may be utilized by Tenant anywhere in the Premises, including the First Expansion Space and whether in the data center portion or the office portion of the Premises. At its option, Tenant shall have the First Expansion Space either attached to the current meter for the Premises or separately metered and any chilled water used in the First Expansion Space shall be billed to Tenant pursuant to Section 5.1.2(d) of the Lease.

8.	Relocation. Upon one hundred eighty (180) days advance written notice to Tenant (the “Relocation Notice”), Landlord shall have the right to relocate the First Expansion Space to other space the “Substitute FES”) in the Building (which may be in the data center portion or the office portion of the Building) provided such other space is equal in size to or larger in size than the First Expansion Space. Landlord shall pay all reasonable out-of-pocket expenses of any such relocation, including the expenses of moving and construction of improvements substantially similar to Tenant’s Improvements and other improvements installed with the written consent of Landlord and prior to the date of the Relocation Notice, subject to the condition that Landlord shall have the right to use all or any of Tenant’s Improvements and such other improvements in connection with the construction of the improvements in the Substitute FES. In the event of such relocation, this Lease shall continue in full force and effect without any change in the terms or other conditions, except that the Substitute FES shall be the First Expansion Space and an Exhibit A showing the Substitute FES shall be substituted for the Exhibit A attached hereto. If requested by Landlord, Tenant shall execute an amendment to the Lease evidencing the foregoing.

9.	Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, and that it knows of no real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment other than Jones Lang Lasalle Americas, Inc. Tenant agrees to indemnify and hold harmless Landlord from and against, and reimburse Landlord for and with respect to, any liability or claim, whether meritorious or not, arising in respect to other brokers and/or agents.

10.	Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There have been no additional oral or written representations or agreements. In case of any inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall govern and control. Under no circumstances shall this Amendment be deemed to grant any right to Tenant to expand the Premises.

11.	Other Terms. Unless specifically modified by the foregoing provisions, all of the terms and conditions of the Lease shall remain unchanged and in full force and effect.

EXECUTED EFFECTIVE as of             , 2007 (the “Effective Date”).

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TENANT:

MEDIDATA Solutions, INC, a Delaware corporation

By:	/s/ Rick Smith
Printed Name:	Rick Smith
Title:	CFO

LANDLORD:

AGBRI FANNIN L.P.

By:	Shidler West Investment Corporation, a Delaware corporation, its authorized agent

By:	/s/ Jim Ingebritsen
Printed Name:	Jim Ingebritsen
Title:	CFO

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EXHIBIT A

First Expansion Space

Exhibit A - 1

EXHIBIT B

WORK LETTER

(FINISH ALLOWANCE)

This Exhibit is attached to and a part of that certain First Amendment to Office Lease Agreement (the “Amendment”) which amends that certain Office Lease Agreement dated as of March 13, 2006, executed by and between AGBRI FANNIN, L.P., a Delaware limited partnership, as landlord, and MEDIDATA SOLUTIONS, INC., a Delaware corporation, as tenant. Any capitalized term not defined in this Exhibit shall have the meaning assigned to it in the Amendment . Landlord and Tenant agree as follows:

1. Plans.

a. Space Plan. On or before April 1, 2007, Landlord’s designated space planner, at Tenant’s expense, shall prepare and deliver to Tenant a space plan for the First Expansion Space showing, regardless of the quantities of such items, the location of all partitions and doors and the lay-out of the First Expansion Space. Tenant will at all times cooperate with Landlord’s space planner, furnishing all reasonable information and material concerning Tenant’s organization, staffing, growth expectations, physical facility needs (including, without limitation, needs arising by reason of the Disability Acts), equipment, inventory, etc., necessary for the space planner to efficiently and expeditiously arrive at an acceptable lay-out of the First Expansion Space. Tenant will approve or disapprove in writing the space plan within three (3) Business Days after receipt from Landlord and if disapproved, Tenant shall provide Landlord and Landlord’s space planner with specific reasons for disapproval. If Tenant fails to approve or disapprove the space plan on or before the end of such three (3) Business Day period, Tenant shall be deemed to have approved the last submitted space plan. The foregoing process shall be repeated until Tenant has approved (which shall include deemed approval) the space plan (such space plan, when approved by Landlord and Tenant, is herein referred to as the “Space Plan”).

b. Compliance With Disability Acts. Tenant shall promptly provide Landlord and Landlord’s space planner and/or architect as applicable, with all information needed to cause the construction of Tenant’s Improvements to be completed such that Tenant, the Premises (including the First Expansion Space) and Tenant’s Improvements (as constructed) will be in compliance with the Disability Acts. Tenant shall indemnify and hold harmless Landlord from and against, and reimburse Landlord for and with respect to, any and all claims, liabilities and expenses (including, without limitation reasonable attorneys’ fees and expenses) incurred by or asserted against Landlord by reason of or in connection with any violation of the Disability Acts by Tenant and/or Tenant’s Improvements or the Premises not being in compliance with the Disability Acts. The foregoing indemnity shall not include any claims, liabilities or expenses arising out of the negligence or gross negligence of Landlord or Landlord’s employees, agents or contractors.

c. Construction Plans. On or before fifteen calendar (15) days after approval of the Space Plan, Landlord’s space planner and engineer, at Tenant’s expense, will prepare construction plans (such construction plans, when approved, and all changes and amendments thereto agreed to by Landlord and Tenant in writing, are herein called the “Construction Plans”) for all of Tenant’s improvements requested pursuant to the Space Plan (all improvements required by the Construction Plans are herein called “Tenant’s Improvements”), including the

Exhibit B - 1

design of and color scheme for the First Expansion Space, a product specification list for all materials, products, finishes and work that Tenant desires that are not Building standard, complete detail and finish drawings for partitions, doors, reflected ceiling, telephone outlets, electrical switches and outlets and Building standard heating, ventilation and air conditioning equipment and controls. Within five (5) Business Days after Construction Plans are delivered to Tenant, Tenant shall approve (which approval shall not be unreasonably withheld) or disapprove same in writing and if disapproved, Tenant shall provide Landlord and Landlord’s space planner and engineer specific reasons for disapproval. The foregoing process shall continue until the Construction Plans are approved by Tenant; provided that if Tenant fails to respond in any five (5) Business Day period, Tenant shall be deemed to have approved the last submitted construction plans.

d. Changes to Approved Plans. If any re-drawing or re-drafting of either the Space Plan or the Construction Plans is necessitated by Tenant’s requested changes (all of which shall be subject to Landlord’s approval), the expense of any such re-drawing or re-drafting required in connection therewith and the expense of any work and improvements necessitated by such re-drawing or re-drafting will be charged to Tenant.

e. Coordination of Planners and Designs. If Tenant shall arrange for interior design services, whether with Landlord’s space planner or any other planner or designer, it shall be Tenant’s responsibility to cause necessary coordination of its agents’ efforts with Landlord’s agents to ensure that no delays are caused to either the planning or construction of the Tenant’s Improvements.

2. Construction and Costs of Tenant’s Improvements.

a. Construction Obligation and Finish Allowance. Landlord agrees to construct Tenant’s Improvements, at Tenant’s cost and expense; provided, however, Landlord shall provide Tenant with an allowance of up to $40,968.00 (the “Finish Allowance”), which allowance shall be disbursed by Landlord, from time to time, for payment of (in the following priority) (i) payment of the Construction Management Fee (hereinafter defined) which shall be deducted from the Finish Allowance, (ii) the contract sum required to be paid to the general contractor engaged to construct Tenant’s Improvements (the “Contract Sum”) and (iii) the fees of the preparer of the any construction plans (the foregoing costs are collectively referred to as the “Permitted Costs”). Upon completion of Tenant’s Improvements and in consideration of Landlord administering the construction of Tenant’s Improvements, Tenant agrees to pay Landlord a fee equal to five percent (5%) of the Contract Sum to construct Tenant’s Improvements (the “Construction Management Fee”), which shall be deducted from the Finish Allowance. In addition to the Finish Allowance, Landlord shall transfer to Tenant upon Tenant’s request up to twelve (12) of the workstations and two (2) of the executive desks currently located in Suite 725 of the Building, but Tenant shall be responsible for disassembling, relocating, and reassembling the workstations and desks, which costs shall be deducted from the Finish Allowance.

b. Excess Costs. If the sum of the Permitted Costs exceeds the Finish Allowance, then Tenant shall pay all such excess costs (“Excess Costs”) as set forth in the immediately following Section c, provided, however, Landlord will, prior to the commencement of construction of Tenant’s Improvements, advise Tenant of the Excess Costs, if any, and the

Exhibit B - 2

Contract Sum. Tenant shall have three (3) Business Days from and after the receipt of such advice within which to approve or disapprove the Contract Sum and Excess Costs. If Tenant fails to approve same by the expiration of the third such Business Day, then Tenant shall be deemed to have approved the proposed Contract Sum and Excess Costs. If Tenant disapproves the Contract Sum and Excess Costs within such three (3) Business Day period, then Tenant shall reduce the scope of Tenant’s Improvements such that there shall be no Excess Costs. Subject to the last sentence of this subsection, the foregoing process shall continue until a Contract Sum and resulting Excess Costs, if any, are accepted or deemed accepted by Tenant. Landlord and Tenant must approve (or be deemed to have approved) the Contract Sum for the construction of Tenant’s Improvements in writing prior to the commencement of construction.

c. Payment of Excess Costs. Within thirty (30) calendar days after Substantial Completion of Tenant’s Improvements and receipt of an invoice for the Excess Costs, Tenant shall pay Landlord for the Excess Costs. All sums due Landlord under this Section c shall be considered Rent under the terms of the Lease and nonpayment shall constitute a default under the Lease and entitle Landlord to any and all remedies specified in the Lease.

3. Delays. Delays in the completion of construction of Tenant’s Improvements or in obtaining a certificate of occupancy, if required by the applicable governmental authority, will not change the First Expansion Space Rent Commencement Date referenced in Paragraph 4.a of the Amendment unless Tenant is lawfully prohibited from occupying the First Expansion Space.

4. Substantial Completion and Punch List. The terms “Substantial Completion” and “Substantially Complete,” as applicable, shall mean when Tenant’s Improvements are sufficiently completed so that Tenant can reasonably use the First Expansion Space for the Permitted Use (as described in Paragraph 6 of the Amendment). When Landlord considers Tenant’s Improvements to be Substantially Complete, Landlord will notify Tenant and within three (3) Business Days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the First Expansion Space and identify and produce a written report listing any necessary touch-up work, repairs and minor completion items as are necessary for final completion of Tenant’s Improvements. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his agreement on punch list items. Landlord will use reasonable efforts to cause the contractor to complete all punch list items within thirty (30) calendar days after agreement thereon.

5. Tenant’s Contractors. If Tenant should desire to enter the First Expansion Space or authorize its agent to do so prior to the First Expansion Space Rent Commencement Date, to perform approved work not requested of the Landlord, Landlord shall permit such entry if:

a. Tenant uses only such contractors which Landlord approves in its reasonable discretion and Landlord has approved the plans to be utilized by Tenant, which approval will not be unreasonably withheld; and

b. Tenant, its contractors, workmen, mechanics, engineers, space planners or such others as may enter the First Expansion Space (collectively, “Tenant’s Contractors”), work in harmony with and do not in any way disturb or interfere with Landlord’s space planners, architects, engineers, contractors, workmen, mechanics or other agents or independent

Exhibit B - 3

contractors in the performance of their work (collectively, “Landlord’s Contractors”), it being understood and agreed that if entry of Tenant or Tenant’s Contractors would cause, has caused or is causing a material disturbance to Landlord or Landlord’s Contractors, then Landlord may, with notice, refuse admittance to Tenant or Tenant’s Contractors causing such disturbance; and

c. Tenant, Tenant’s Contractors and other agents provide Landlord sufficient evidence that each is covered under such Worker’s Compensation, public liability and property damage insurance as Landlord may reasonably request for its protection.

Landlord shall not be liable for any injury, loss or damage to any of Tenant’s installations or decorations that are not installed by Landlord. Tenant shall indemnify and hold harmless Landlord and Landlord’s Contractors from and against, and reimburse Landlord for and with respect to, any and all costs, expenses, claims, liabilities and causes of action arising out of or in connection with work performed in the First Expansion Space by or on behalf of Tenant (but excluding work performed by Landlord or Landlord’s Contractors). Landlord is not responsible for the function and maintenance of Tenant’s Improvements which are different than Landlord’s standard improvements at the Property or improvements, equipment, cabinets or fixtures not installed by Landlord. Such entry by Tenant and Tenant’s Contractors pursuant to this Section 5 shall be deemed to be under all of the terms, covenants, provisions and conditions of the Lease except the covenant to pay Rent.

6. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

LANDLORD’S REPRESENTATIVE:

NAME	Dan Egger
ADDRESS	1301 Fannin Street, Suite 2400 Houston, Texas 77002
PHONE	713-752-2900

TENANT’S REPRESENTATIVE:

NAME	Louis Gilbert
ADDRESS	1301 Fannin Street, Suite 1275 Houston, Texas 77002
PHONE	713-589-2206

Exhibit B - 4

SECOND AMENDMENT TO OFFICE LEASE AGREEMENT

This Second Amendment to Office Lease Agreement (this “Second Amendment”) is made and entered into by and between UCM/GP-1301 FANNIN, L.P., a Delaware limited partnership (“Landlord”), as successor-in-interest to AGBRI Fannin, L.P., a Delaware limited partnership (“Original Landlord”), and MEDIDATA SOLUTIONS, INC., a Delaware corporation (“Tenant”), and shall be effective for all purposes as of the date that Landlord executes this Second Amendment as set forth below (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Original Landlord, as predecessor-in-interest to Landlord, and Tenant are parties to that certain Office Lease Agreement dated March 13, 2006 (the “Original Lease”), as amended by that certain First Amendment to Office Lease Agreement dated March 8, 2007 (the “First Amendment”) (the Original Lease, as amended by the First Amendment, shall hereinafter be referred to as the “Lease”) pursuant to which Tenant leases from Landlord certain premises designated as Suites 1275 and 1280, containing 6,849 square feet of Agreed Rentable Area (the “Existing Premises”) in the building located at 1301 Fannin Street, Houston, Texas (the “Building”); and

WHEREAS, Landlord and Tenant acknowledge and agree that the current Term of the Lease is scheduled to expire on July 31, 2013; and

WHEREAS, Landlord and Tenant desire to expand the Premises and further amend the Lease as more particularly described hereinbelow;

NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained herein and in the Lease, the receipt and sufficiency of which are hereby acknowledged, the Lease is hereby amended as follows:

1.	Defined Terms. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Second Amendment.

2.	Expansion of Premises. Effective on and as of the earliest of (i) the date that the Expansion Improvements are Substantially Completed, or (ii) the date the Expansion Improvements would have been Substantially Completed except for Tenant Delays, or (iii) the date that Tenant, or any person occupying any of the Expansion Premises with Tenant’s permission, commences business operations from the Expansion Premises (such earlier date being the “Expansion Commencement Date”), the Premises shall be expanded to include, in addition to the Existing Premises, that certain 929 square feet of rentable area currently designated as a portion of Suite 1275 and as more particularly depicted on Exhibit “A” attached hereto and incorporated herein for all purposes (the “Expansion Premises”), for a term that is co-terminus with the Term of the Lease (set to expire on July 31, 2013). The terms “Substantially Competed”, “Expansion Improvements”, and “Tenant Delays” are defined in the attached Exhibit B Work Letter.

3.	Confirmation of Premises/Tenant’s Pro Rata Share Percentage. Effective as of the Expansion Commencement Date, Landlord and Tenant hereby stipulate and agree that (i) the “Premises” consists of 7,778 square feet of Agreed Rentable Area and (ii) Tenant’s Pro Rata Share Percentage shall be .9919% (7,778 rsf/784,143 rsf).

4.	Basic Annual Rent. Basic Annual Rent for the Expansion Premises, only, during the Lease Term shall be as set forth in the table below:

Period	Monthly Installment	Rate/rsf/annum
Expansion Commencement Date-3/31/09	$1,913.74	$27.60 NNN
4/01/09-3/31/10	$1,952.45	$28.10 NNN
4/01/10-7/31/13	$1,991.16	$28.60 NNN

5.	Additional Rent. Tenant shall continue to pay Additional Rent pursuant to the terms of Lease; provided, however, effective on and as of the Expansion Commencement Date, for the purposes of calculating Tenant’s Additional Rent obligation, Tenant’s Pro Rata Share Percentage shall be .9919% (7,778 rsf/784,143 rsf).

6.	Real Estate Taxes. Section 2.2.1(d) of the Original Lease is hereby amended to add the following sentence:

“Real Estate Taxes shall expressly include any tax, assessment or similar charge on the rents or profits from the Premises, Building and/or Property (including, without limitation, any franchise or margin tax that Landlord is required to pay under Chapter 171 of the Texas Tax Code or due to House Bill No. 3, 79th Legislative, 3rd Called Session, 2006) levied against Landlord and/or the Property in lieu of ad valorem taxes on the Property or otherwise as a result of property tax reform in the State of Texas.”

7.	Permitted Use. Tenant shall use the Expansion Premises only for storage and office uses and shall not use the Expansion Premises or permit the Expansion Premises to be used for any other purposes. Landlord shall have the right to deny its consent to any change in the permitted use of the Expansion Premises in its sole and absolute discretion.

8.	Request for Supplemental Backup Power. Subject to availability, Tenant may provide written notice to Landlord during the Lease Term if additional backup generator capacity is needed in the Premises above the backup generator capacity allotted to Tenant pursuant to Section 5.1.3(c) of the Original Lease. In the event such additional backup generator capacity is available and in Landlord’s sole and absolute discretion Landlord agrees to allocate such additional backup generator capacity to the Premises, Tenant shall pay an amount equal to Landlord’s then current rate for additional backup generator capacity, as set from time to time by Landlord based on changes in direct and indirect costs, including, but not limited to, the cost of additional equipment, capital costs and maintenance. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that the length of time remaining on the Tenant’s Term shall be a factor that Landlord may take into account in determining any increase to the quoted rate that Landlord shall charge to Tenant for the additional generator backup power. To the extent Landlord is able to supply Tenant with the additional backup generator capacity that Tenant seeks, Landlord and Tenant shall execute an amendment which will provide for the amount of additional backup generator backup power that will be provided to the Premises and the additional charge that shall be charged to Tenant for such capacity.

9.

Additional Rent for Backup Power Used By Tenant. Pursuant to Section 5.1.3(c) of the Original Lease, in the event Landlord and Tenant mutually agree that additional backup power capacity (up to an additional 110 kva of electrical power) is needed for the Premises above the allotted 90 kva of electrical power, then Annual Basic Rent shall be increased by an amount equal to $0.06

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per year per square foot of Agreed Rentable Area of the Premises per additional kva of electrical power allocated to the Premises. As of the Expansion Commencement Date Tenant hereby acknowledges that it is utilizing a total of 200 kva of electrical power in the Premises (which is a total of 110 kva of excess power above the 90 kva of electrical power originally allotted to the Premises in the Lease). Accordingly, pursuant to Section 5.1.3(c) of the Original Lease, from and as of the Expansion Commencement Date and continuing throughout the remainder of the Lease Term, Tenant’s Basic Rent for the Existing Premises shall be revised so that it is increased by $6.60 per square foot per annum for the remainder of the Lease Term.

10.	Renewal Option. Effective as of the Effective Date, Landlord and Tenant acknowledge and agree that Paragraph 2 of the Renewal Option attached as Rider 1 to the Original Lease is hereby deleted in its entirety and replaced with the following:

“The ‘Market Rental Rate’ is hereby defined to mean the rate (or rates) for data space in the central business district of Houston, Texas that a willing tenant would pay and a willing landlord would accept for a comparable transaction as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate the transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the amount of back-up power and related infrastructure; the location and quality of the building; the lease term; amenities of the building; condition of the space; and any concession and allowances commonly being offered by the Landlord for comparable transactions in the Building. The parties agree that although the Market Rental Rate is for data space in the central business district of Houston, Texas, the best evidence of the Market Rental Rate will be the rate then charged for comparable transactions in the Building.”

11.	Condition of Premises. Notwithstanding anything in the Lease to the contrary, as of the Expansion Commencement Date, Tenant is in possession of, and Landlord leases to Tenant, the Premises (which includes the Existing Premises and the Expansion Premises) in its existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation whatsoever to refurbish or otherwise improve the Premises at any time through the expiration of the Lease Term; provided, however, subject to the terms and provisions of Exhibit B attached hereto, Landlord agrees to provide Tenant with an allowance equal to an amount up to (but not to exceed) $4,645.00 (equal to $5.00 per square of Agreed Rentable Area in the Expansion Premises) (such amount, the “Landlord’s Construction Allowance”) for the construction of certain improvements in the Expansion Premises which are to be constructed in accordance with and subject to the terms and provisions of said Exhibit B. Except as provided in this Paragraph 11, Tenant acknowledges and agrees that Landlord has completed and satisfied all of Landlord’s obligations set forth in the Lease with respect to the provision of allowance and the construction of improvements and such obligations of Landlord in the Lease are hereby null and void in their entirety and of no further force or effect.

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12.	Address for Notice. Landlord’s name and address for the purposes of the delivery of notice (originally set forth in Item 14 of the Basic Lease Provisions of the Original Lease) is hereby amended to be as follows:

UCM/GP–1301 Fannin, L.P.

C/O Griffin Partners, Inc.

5151 San Felipe, Suite 1300

Houston, Texas 77056

Attn: Asset Manager

With a copy to:

UCM/GP–1301 Fannin, L.P.

1301 Fannin

Building Management Office

Houston, Texas 77002

13.	Brokers. Tenant warrants that it has had no dealings with any broker or agent other than Griffin Partners (the “Broker”) in connection with the negotiation or execution of this Second Amendment, and Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses, or liability for commissions or other compensations or charges claimed by any broker or agent, other than Broker, with respect to this Second Amendment.

14.	Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Second Amendment and the terms and provisions of the Lease, the terms and provisions of this Second Amendment shall supersede and control.

15.	Counterparts/Facsimiles. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Second Amendment, the parties may execute and exchange telefaxed or e-mailed counterparts of the signature pages and such counterparts shall serve as originals.

[SIGNATURE PAGE TO FOLLOW]

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SIGNATURE PAGE TO SECOND AMENDMENT TO OFFICE LEASE

BY AND BETWEEN UCM/GP-1301 FANNIN, L.P., AS LANDLORD,

AND MEDIDATA SOLUTIONS, INC., AS TENANT

IN WITNESS WHEREOF, Landlord and Tenant, acting herein by duly authorized individuals, have caused these presents to be executed, effective as of the Effective Date set forth herein.

LANDLORD:

UCM/GP-1301 FANNIN, L.P., a Delaware limited partnership

By: 1301 FANNIN GP, LLC, its General Partner

By:	,

By:	/s/ Edward Griffin
Name:	Edward Griffin
Title:	President

TENANT:

MEDIDATA SOLUTIONS, INC., a Delaware corporation

By:	/s/ Bruce Dalziel
Name:	Bruce Dalziel
Title:	CFO

Date:	June 3, 2008

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EXHIBIT A

DESCRIPTION OF THE EXPANSION PREMISES

EXHIBIT B

WORK LETTER (ALLOWANCE)

THIS WORK LETTER is attached as Exhibit B to the Second Amendment to Office Lease Agreement between UCM/GP-1301 FANNIN, L.P., a Delaware limited partnership, as Landlord, and MEDIDATA SOLUTIONS, INC., a Delaware corporation, as Tenant, and constitutes the further agreement between Landlord and Tenant as follows:

(a) Tenant Improvements. Landlord, at Tenant’s sole cost and expense, agrees to furnish or perform those items of construction and those improvements (the “Tenant Improvements”) specified in the Final Plans to be agreed to by Landlord and Tenant as set forth in Paragraph (b) below; provided, however, Landlord shall pay for the cost of such Tenant Improvements up to the extent of Landlord’s Construction Allowance as set forth in Paragraph (e) below.

(b) Space Planner. Landlord has retained a space planner (the “Space Planner”) to prepare certain plans, drawings and specifications (the “Temporary Plans”) for the construction of the Tenant Improvements to be installed in the Expansion Premises by a general contractor selected by Landlord pursuant to this Work Letter. Tenant shall deliver to Space Planner within ten (10) days after the execution of this Second Amendment all necessary information required by the Space Planner to complete the Temporary Plans. Tenant shall have five (5) business days after its receipt of the proposed Temporary Plans to review the same and notify Landlord in writing of any comments or required changes, or to otherwise give its approval or disapproval of such proposed Temporary Plans. If Tenant fails to give written comments to or approve the Temporary Plans within such five (5) business day period, then Tenant shall be deemed to have approved the Temporary Plans as submitted. Landlord shall have five (5) business days following its receipt of Tenant’s comments and objections to redraw the proposed Temporary Plans in compliance with Tenant’s request and to resubmit the same for Tenant’s final review and approval or comment within five (5) business days of Tenant’s receipt of such revised plans. Such process shall be repeated twice and if at such time final approval by Tenant of the proposed Temporary Plans has not been obtained, then Landlord shall complete such Temporary Plans, at Tenant’s sole cost and expense, and it shall be deemed that Tenant has approved the Temporary Plans. Once Tenant has approved or has been deemed to have approved the Temporary Plans, then the approved (or deemed approved) Temporary Plans shall be thereafter known as the “Final Plans”. The Final Plans shall include the complete and final layout, plans and specifications for the Expansion Premises showing all doors, light fixtures, electrical outlets, telephone outlets, wall coverings, plumbing improvements (if any), data systems wiring, floor coverings, wall coverings, painting, any other improvements to the Expansion Premises beyond the shell and core improvements provided by Landlord and any demolition of existing improvements in the Expansion Premises. The improvements shown in the Final Plans shall (i) utilize Landlord’s building standard materials and methods of construction, (ii) be compatible with the shell and core improvements and the design, construction and equipment of the Expansion Premises, and (iii) comply with all applicable laws, rules, regulations, codes and ordinances.

(c) Bids. As soon as practicable following the approval of the Final Plans, Landlord shall (i) obtain a written non-binding itemized estimate of the costs of all Tenant Improvements shown in the Final Plans as prepared by a general contractor selected by Landlord, and (ii) if required by applicable law, codes or ordinances, submit the Final Plans to the appropriate governmental agency for the issuance of a building permit or other required governmental approvals prerequisite to commencement of construction of such Tenant Improvements (“Permits”). Tenant acknowledges that any cost estimates are prepared by the general contractor and Landlord shall not be liable to Tenant for any inaccuracy in any such estimate. Within five (5) business days after receipt of the written non-binding cost estimate prepared by the general contractor, Tenant shall either (A) give its written approval thereof and

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authorization to proceed with construction or (B) immediately request the Space Planner to modify or revise the Plans in any manner desired by Tenant to decrease the cost of the Tenant Improvements. If Tenant is silent during such five (5) business day period, then Tenant shall be deemed to have approved such non-binding cost estimate as set forth in Clause (A) above. If the Final Plans are revised pursuant to Clause (B) above, then Landlord shall request that the general contractor provide a revised cost estimate to Tenant based upon the revisions to the Final Plans. Such modifications and revisions shall be subject to Landlord’s reasonable approval and shall be in accordance with the standards set forth in Paragraph (b) of this Work Letter. Within ten (10) business days after receipt of the general contractor’s original written cost estimate and the description, if any, of any Tenant Delay, Tenant shall give its final approval of the Final Plans to Landlord which shall constitute authorization to commence the construction of the Tenant Improvements in accordance with the Final Plans, as modified or revised. Tenant shall signify its final approval by signing a copy of each sheet or page of the Final Plans and delivering such signed copy to Landlord.

(d) Construction. Landlord shall commence construction of the Tenant Improvements within ten (10) days following the later of (i) the approval of the Final Plans, or (ii) Landlord’s receipt of any necessary Permits. Landlord shall diligently pursue completion of construction of the Tenant Improvements and use its commercially reasonable efforts to complete construction of the Tenant Improvements as soon as reasonably practicable. Notwithstanding anything in this Second Amendment or Work Letter to the contrary, Landlord’s Construction Allowance, as specified in Paragraph 11 of this Second Amendment, shall be used only for the construction of the Tenant Improvements, and if construction of the Tenant Improvements is not completed within three (3) months following the Effective Date of this Second Amendment (“Construction Termination Date”), then Landlord’s obligation to provide the Landlord’s Construction Allowance as specified in Paragraph 11 of this Second Amendment, shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to said Landlord’s Construction Allowance.

(e) Landlord’s Construction Allowance. Subject to the terms and provisions of this Work Letter, Landlord shall pay the cost of the Tenant Improvements (“Work”) up to the amount of the Landlord’s Construction Allowance. If the amount of the lowest qualified bid to perform the Work exceeds the Landlord’s Construction Allowance, Tenant shall bear the cost of such excess and shall pay the estimated cost of such excess to Landlord prior to commencement of construction of such Tenant Improvements and a final adjusting payment based upon the actual costs of the Tenant Improvements shall be made when the Tenant Improvements are completed. If the cost of the Work is less than such amount, then Tenant shall not receive any credit whatsoever for the difference between the actual cost of the Work and Landlord’s Construction Allowance. All remaining amounts due to Landlord shall be paid upon the earlier of Substantial Completion of the Tenant Improvements or presentation of a written statement of the sums due, which statement may be an estimate of the cost of any component of the Work. The cost of the permits, working drawings, hard construction costs, mechanical and electrical planning, fees, permits, general contract overhead, and a coordination fee payable to Landlord equal to the lesser of (i) five percent (5%) of Landlord’s Construction Allowance or (ii) three percent (3%) of the actual costs of construction and such costs of permits, fees, planning and contractor overhead, shall be payable out of the Landlord’s Construction Allowance and shall be included in the cost of the Work. The cost of the Work shall not include any other fees payable to Landlord.

(f) Change Order. If Tenant shall desire any changes to the Final Plans, Tenant shall so advise Landlord in writing and Landlord shall determine whether such changes can be made in a reasonable and feasible manner. Any and all costs of reviewing any requested changes, and any and all costs of making any changes to the Tenant Improvements which Tenant may request and which Landlord may agree to shall be at Tenant’s sole cost and expense and shall be paid to Landlord upon demand and before execution of the change order. In no event shall Landlord be obligated to perform any Tenant

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Improvements which would extend the construction period past the Construction Termination Date, unless such extension was mutually agreed to in writing by Landlord and Tenant prior to the commencement of said construction. If Landlord approves Tenant’s requested change, addition, or alteration, the Space Planner, at Tenant’s sole cost and expense, shall complete all working drawings necessary to show the change, addition or alteration being requested by Tenant.

(g) Substantial Completion. “Substantial Completion” of construction of the Tenant Improvements shall be defined as the date upon which the Space Planner or other consultant engaged by Landlord determines that the Tenant Improvements have been substantially completed in accordance with the Final Plans except for Punch List items (defined below), unless the completion of such improvements was delayed due to any Tenant Delay (defined below), in which case the date of Substantial Completion shall be the date such improvements would have been completed, but for the Tenant Delays. The term “Punch List” items shall mean items that constitute minor defects or adjustments which can be completed after occupancy without causing any material interference with Tenant’s use of the Expansion Premises. After the completion of the Tenant Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of improvements performed on the Expansion Premises. The term “Tenant Delay” shall include, without limitation, any delay in the completion of construction of Tenant Improvements resulting from (i) Tenant’s failure to comply with the provisions of this Work Letter, (ii) any additional time as reasonably determined by Landlord required for ordering, receiving, fabricating and/or installing items or materials or other components of the construction of Tenant Improvements, including, without limitation, mill work, (iii) delay in work caused by submission by Tenant of a request for any change order (defined below) following Tenant’s approval of the Final Plans, or for the implementation of any change order, or (iv) any delay by Tenant in timely submitting comments or approvals to the Temporary Plans or Final Plans. The failure of Tenant to occupy the Expansion Premises shall not serve to relieve Tenant of obligations arising on the Extension Term Commencement Date or delay the payment of Rent by Tenant.

(h) Pre-Term Occupancy. Prior to the Expansion Commencement Date, Tenant may occupy the Expansion Premises (the “Pre-Term Occupancy”) beginning no later than the Effective Date of this Second Amendment and ending on the day before the Expansion Commencement Date (the “Pre-Term Occupancy Period”) for the sole purpose of installing trade fixtures and equipment and preparing for operations in the Expansion Premises. Except for the payment of Basic Annual Rent for the Expansion Premises under this Second Amendment, all other terms and conditions, rules, regulations and obligations of Tenant as set forth in this Second Amendment shall apply during the Pre-Term Occupancy Period. Notwithstanding anything in this Second Amendment to the contrary, during the Pre-Term Occupancy Period, Tenant shall not interfere with the completion of construction of the Tenant Improvements or cause any labor dispute as a result of such Pre-term Occupancy, and provided further that Tenant does hereby agree to indemnify, defend, and hold Landlord harmless from any loss or damage to such property, and all liability, loss, or damage arising from any injury to the Property, Building or the property of Landlord, its contractors, subcontractors, or materialmen, and any death or personal injury to any person or persons arising out of such Pre-Term Occupancy, EVEN IF SUCH LOSS, DAMAGE, LIABILITY, DEATH, OR PERSONAL INJURY WAS CAUSED SOLELY OR IN PART BY LANDLORD’S NEGLIGENCE, BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD. Any such Pre-Term Occupancy in the Expansion Premises shall be subject to Tenant providing to Landlord satisfactory evidence of insurance for personal injury and property damage related to such Pre-Term Occupancy Period. Any delay in putting Tenant in possession of the Expansion Premises due to such Pre-Term Occupancy Period shall not serve to extend the term of this Lease or to make Landlord liable for any damages arising therefrom.

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